Exhibit 10.24

[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

Effective Date: January 27, 2003

DISTRIBUTOR AGREEMENT

between

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501

and

SC BioSciences Corporation

Izumi Shiba-Daimon Bldg. 3F 2-2-11, Shiba-Daimon

Minato-ku, Tokyo, 105-0012 Japan

Xenogen Confidential & Proprietary

GENERAL TERMS

This Distributor Agreement, including these General Terms, the attached Exhibits and each additional executed and effective Terms of Sale (collectively, the “Agreement”), is entered into as of the Effective Date set forth above by and between Xenogen Corporation, a corporation incorporated in Delaware (“Xenogen”) and SC BioSciences Corporation (the “Distributor”) (each of Xenogen and Distributor a “Party,” and collectively the “Parties”).

WHEREAS, Xenogen owns or Controls the IVIS™ Imaging System (as defined below), certain bioluminescent cells or organisms, and the Xenogen Imaging Technology (as defined below);

WHEREAS, Distributor wishes to be appointed as a distributor of Xenogen products and Xenogen is willing to grant such appointment on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the Parties hereby agree as follows:

1. Definitions

1.1 The Parties agree and acknowledge that all references in this Agreement to the “purchase” or “sale” of Licensed Products mean and refer to a sale in the case of hardware for Xenogen Imaging Systems and accessories; a license in the case of Software; a license to use and practice Xenogen Imaging Technology; and a bailment without transfer of title in the case of Bioware™ and LPTA™ animal models.

1.2 The capitalized terms in this Agreement shall have the meanings ascribed to them in this Agreement, including without limitation the terms set forth in Exhibit A (“Definitions”).

2. Appointment

2.1 Distributor Appointment. Subject to the terms and conditions of this Agreement, Xenogen appoints Distributor as its distributor of Licensed Products in the Territory and grants to Distributor a non-transferable, limited right to market and sell Licensed Products in the Territory to Local Customers in the Territory in the Field pursuant to written End User Agreements in the form specified in Exhibits Band C-1 through C-4. The foregoing appointment and right is exclusive with respect to Instrumentation, Software and Bioware™ and non-exclusive with respect to LPTA™ animal models. In addition, Distributor may also distribute Documentation to Local Customers in connection with their use of the Licensed Products.

2.2 Right to Purchase for Own Account. Distributor may also purchase Licensed Products on its own account for its own internal business use, and the Parties agree that such internal use includes use of Licensed Products for demonstration, training, and education purposes. All such internal purchases for Distributor’s own account shall be subject to the terms and conditions of this Agreement generally, as well as Article 4 specifically, and Distributor hereby agrees to be bound by such for any such Licensed Products purchased hereunder.

2.3 Scope. The appointment set forth in Section 2.1 is exclusive with respect to Local Customers in the Territory. Xenogen expressly reserves the right to market and sell Licensed Products or other of its products and services to non-Local Customers in the Territory, either directly or indirectly. The range of Xenogen products and services that Distributor has the right to market, distribute and sell hereunder are identified in Exhibit B, attached hereto.

2.4 Territory Expansion. Distributor has the right to negotiate to expand the scope of the Territory on a country-by-country basis in Asia (“Expansion Option”). Distributor may do so by providing Xenogen with written notice of its intent to exercise its Expansion Option and identification of the desired countries, and the Parties thereafter will conduct good faith negotiations regarding the potential expansion of the Territory. Notwithstanding the foregoing, for each new market (i.e. Taiwan, Korea, etc.) entered into by Distributor pursuant to its Expansion Option, Distributor will commit to an initial Licensed Product placement consisting of five (5) Initial Systems in a specified timeframe to be agreed to by both Parties, but not to exceed six (6) months after the date on which Distributor’s Territory is expanded.

2.5 Independent Contractors. The relationship of the Parties is that of independent contractors. Nothing in this Agreement may be construed to make either Party the agent or partner of the other. Neither Party may legally bind the other in any manner. Xenogen and Distributor agree that no obligations will be owed one to the other, or to third parties, based in any way on the law of partnership or joint ventures or similar legal theories.

2.6 Exclusivity. Xenogen will not appoint another third party to distribute Licensed Products in the Territory to Local Customers as long as Distributor maintains its exclusive rights as provided in this Agreement. Distributor will not, directly or indirectly through an affiliate: (i) market or sell in the Territory any product intended to produce, detect or record bioluminescence within mammals other than the Licensed Products; (ii) directly solicit sales, promote, market or sell Licensed Products outside the Territory; (iii) solicit or accept orders from persons or entities located outside the Territory; or (iv) provide Licensed Products to any third party if Distributor or an affiliate knows or has reason to believe, that the Licensed Products provided to such third party have been sold, or are intended for sale, outside of the Territory. Distributor will not, directly or indirectly through an affiliate, market or sell in the Territory any product intended to produce, detect or record bioluminescence within mammals other than the Licensed Products.

2.7 Product Dealing Limitations. Other than the distribution rights explicitly granted in Section 2.1, and the internal use purchase rights set out in Section 2.2, Distributor has no other rights to deal in the Licensed Products, Xenogen Imaging Technology or the Software. Distributor agrees that it will not promote, market or sell the Licensed Products, directly or indirectly, to third parties located outside the Territory or that Distributor reasonably believes will use Licensed Products outside the Territory, without the written approval of Xenogen, which Xenogen may give or withhold in its sole and absolute discretion. Xenogen reserves and retains all rights not expressly granted herein, including the right to market and sell the Licensed Products to non- Local Customers in the Territory by any other means, either directly or through other distributors, partners or third parties and anywhere in the world outside the Territory.

3. Equity Investment. As partial consideration for the rights and licenses granted herein, Distributor will invest at least one million dollars (US$1,000,000) in Xenogen’s next round of financing in which it raises at least five million dollars (US$5,000,000) in equity financing, on the terms and conditions applicable to all other investors in such round and agreed to by Xenogen.

4. Licenses

4.1 Xenogen Imaging Technology. During the Term and subject to the terms and conditions of this Agreement, Xenogen grants Distributor a non-exclusive, non-transferable, royalty-free license, without the right to sublicense, to use Xenogen Imaging Technology solely with Imaging Systems for demonstration, training and education purposes in the Field in the Territory. Distributor shall not pledge, lease or rent Distributor’s rights under this Section 4.1 or use, or allow a third party to use, this license for fee-for-service or contract research. The rights under this license grant may only be exercised if and when Distributor is current on all fees due to Xenogen under this Agreement.

4.2 Software and Documentation.

(a) Subject to the terms and conditions of this Agreement, Xenogen hereby grants to Distributor an exclusive, nontransferable limited license to copy, store and distribute the Software and Documentation in the Territory solely to the extent necessary for Distributor to exercise its rights and fulfill its obligations (including for demonstration, training and installation purposes) under this Agreement; provided, that: (i) Distributor shall only distribute the Software to End Users that are current on all fees, including without limitation all fees due under Service Contracts; (ii) Distributor shall only distribute Major Versions and Minor Versions to End Users whose Imaging Systems are covered under Xenogen’s limited warranty for the applicable Imaging System (as described in section 16.5 below) or a current, paid-up Service Contract; and (iii) the rights under this license grant may only be exercised if and when Distributor is current on all fees due to Xenogen under this Agreement.

(b) In addition, Xenogen hereby grants to Distributor a non-exclusive, nontransferable license, without the right to sublicense, to use, store and display the Software and Documentation with the practice of the Xenogen Imaging Technology for demonstration, training, installation and related purposes at the System Sites. Distributor may make copies of the Software and Documentation as necessary to exercise the rights granted herein, as well as an additional copy for backup purposes. Licenses for additional copies of the Software may be purchased from Xenogen at its then-applicable retail price.

4.3 Software Restrictions. Distributor shall not pledge, lease, rent, distribute or share Distributor’s rights under 4.2. Distributor shall not alter the Software in any manner whatsoever, and Distributor agrees that it will not, without Xenogen’s prior written consent, directly or indirectly, modify, make derivative works, or make any additional copies of the Software, except as expressly authorized in this Article 4. Distributor further agrees that it shall not, directly or indirectly, attempt to reverse engineer or decompile the Software or otherwise derive source code from the Software and shall not allow third parties to do so. Distributor shall not make the Software available to any other third party or provide services to third parties based on the Distributor without

Xenogen’s express written consent (including as evidenced by a fully-executed End User Agreement of appropriate form). Distributor shall not cause or permit any combining of the Software with other computer program materials to form a derivative work without Xenogen’s express written permission, and in the event such permission has been granted, Distributor shall, upon discontinuance or termination of this license, remove the Software from the derivative work and return it to Xenogen or, at Xenogen’s option, destroy the Software and certify such destruction to Xenogen.

4.4 No Implied Licenses. Only the licenses granted pursuant to the express terms of Article 4 shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

4.5 Ownership. The copyrights of the Software and Documentation are, and shall remain, owned by Xenogen. As between Xenogen and Distributor, title to and ownership of the Software and Documentation, and all copies thereof, as well as any improved, updated, modified or additional parts thereof, and all copyright, patent, trade secret, trademark and other intellectual property rights embodied in the Initial Systems, shall at all times remain the property of Xenogen. This license conveys only a limited right of use revocable in accordance with its terms.

5. Supply of licensed Products

5.1 Quarterly Forecast. On the Effective Date of this Agreement and thereafter on the first day of each calendar quarter during the Term, Distributor shall provide Xenogen with a twelve (12) month rolling forecast setting forth its estimated requirements for delivery to Distributor of Licensed Products on a monthly basis, including both its requirements based on its Minimum Sales Commitment pursuant to Section 6.3, and its good faith forecast of reasonable sales above that amount (“Quarterly Forecast”). Each Quarterly Forecast will be in English and contain content reasonably specified by Xenogen, including forecasted monthly demand for each Licensed Product (beginning with the first day of the next calendar month) and reasonable details of sales and business prospects. Such Quarterly Forecasts are for planning purposes only, and will not be binding on either Party. Notwithstanding the foregoing, Distributor will use commercially reasonable efforts to make each Quarterly Forecast as accurate as possible. In the event that Distributor believes that a Quarterly Forecast is materially inaccurate, Distributor shall promptly notify Xenogen and provide Xenogen with a revised Quarterly Forecast.

5.2 Purchase Orders. Distributor shall submit Licensed Product orders to Xenogen in writing, substantially in the form of Exhibit D, specifying the specific Licensed Products, quantity desired, End User (including name and address) and a requested delivery date by Xenogen (each, a “Purchase Order”). Distributor may initiate an order by telephone call, telecopy, e-mail or facsimile, provided that Xenogen receives a confirmation Purchase Order within five (5) days of such order’s initiation. Each Purchase Order will be deemed to incorporate all of the provisions of this Agreement. Purchase Orders may not contain any additional terms, conditions or other provisions purporting to be legally binding or inconsistent with this Agreement and to the extent they do, such terms, conditions and provisions will be null, void and deemed stricken from the Purchase Orders unless otherwise agreed upon by the Parties.

5.3 Order Acknowledgments. Xenogen shall provide written acknowledgment accepting or rejecting each Purchase Order, including the reasons therefor if rejected, within three (3) business days after receipt of such Purchase Order. All Purchase Orders are subject to acceptance by Xenogen, and Xenogen shall have no liability for Purchase Orders that it does not accept. No partial acceptance of a Purchase Order shall constitute the acceptance of an entire order, absent Xenogen’s written acceptance of such entire Purchase Order. If a specific Licensed Product requires execution of an End User Agreement (as identified in Exhibit B), then each Purchase Order shall be accompanied by an executed End User Agreement of appropriate form as identified in Exhibits Band C-1 through C-4. Xenogen will specify the delivery date or dates for each Purchase Order in the written acceptance that Xenogen provides to Distributor (the “Shipment Date”). Xenogen intends to deliver all accepted Purchase Orders for quantities of Imaging Systems within the annual Minimum Sales Commitment within thirty (30) days of Purchase Order acceptance. Xenogen further intends to deliver all accepted Purchase Orders for Bioware™ within thirty (30) days as well. Lead-time for LPTA™ animal models will be determined on a case-by-case basis.

5.4 Order Changes. Distributor may not cancel any Purchase Order within the seven (7) business day period prior to the applicable Shipment Date. Prior to that period, Distributor may cancel a Purchase Order for other than LPTA™ animal models only upon payment of a restocking charge of fifteen percent (15%) of the then-current prices set forth in Exhibit B for the Licensed Product quantity so cancelled. Purchase Orders for other than LPTA™ animal models may be rescheduled a single time for a rescheduled shipment date within the same calendar quarter as the original Shipment Date. In addition, if Distributor cancels an order for LPTA™ animal models, Distributor shall reimburse Xenogen for all direct costs and non-cancelable commitments incurred as a result of such order, including cage costs for such LPTA™ animal models, and in the event of animal sacrifice, for the costs of such animals.

5.5 Shipping and Risk of Loss. Licensed Products delivered hereunder shall be suitably packed for shipment in Xenogen’s standard shipping cartons, marked for shipment to the destination in the Territory specified by Distributor, and delivered to the carrier agent ex works (Incoterms 2000) Xenogen’s manufacturing facility, at which time the title and risk of loss shall pass to Distributor. Xenogen will ship Bioware 1M directly to SCB unless requested otherwise. Unless otherwise instructed by Distributor in writing, Xenogen shall select the common carrier. Distributor is to act as the importer of record, and all freight, insurance, taxes, customs duties and other shipping expenses, as well as expenses for any special packing requested by Distributor and provided by Xenogen, shall be additionally billed to, and paid by, Distributor pursuant to Sections 8.1 and 8.5. All shipment and freight charges will be deemed correct unless Xenogen receives from Distributor, no later than fifteen (15) days after the date of shipment, a written notice specifying the shipment, the Purchase Order number and the exact nature of the discrepancy between the order and the shipment in number or type of Licensed Products shipped, or freight or other charges, as the case may be.

5.6 Product Replacement. Distributor may replace any licensed Product that fails to materially perform in accordance with Xenogen’s published Specifications and limited warranty (as stated herein) for such licensed Product by complying with Xenogen’s then-current RMA Procedures, a copy of which is attached hereto as Exhibit E, which may be amended in Xenogen’s sole discretion. Distributor may only replace licensed Products in accordance with the RMA

Procedures. Any licensed Product returned to Xenogen for replacement by Distributor as permitted under this Agreement shall be shipped at Distributor’s cost, pre-paid and insured to Xenogen at such location as Xenogen may instruct, using any common carrier and shall be packed in its original packing material. Xenogen may refuse to accept any licensed Product not properly packed and shipped as herein provided. Biological materials may not be returned.

5.7 Distribution/Delivery to End Users. Distributor will be responsible for storage of Licensed Products, as well as delivery to, and installation at, the End User’s desired location. Distributor shall ensure that, when delivered to an End User, Licensed Products shall: (i) be labeled and packaged as delivered to Distributor with all accompanying Documentation and related materials; (ii) bear all of Xenogen’s and its suppliers’/licensors’ unobstructed/unmasked product and component names, trademarks, logos, patent markings and symbols; (iii) contain such legends and notices as reasonably stipulated by Xenogen; and (iv) be shipped with Xenogen’s and its suppliers’/ licensors’ terms of use and like agreements, policies, warranty cards and similar documents.

5.8 Licensed Product Changes. Xenogen reserves the right, in its sole discretion, to discontinue or to limit its production of any Licensed Product; to allocate, terminate or limit deliveries of any Licensed Product in times of shortage; to alter the design, functions or construction of any Licensed Product or its Specifications; to remove functionality from or to add additional functionality to the Licensed Products; and upon reasonable notice to Distributor, to change its sales and distribution policies, not inconsistent with the terms of this Agreement. If there are any previously placed and accepted Purchase Order(s) at the time of such change to the Licensed Product or Specifications, Xenogen shall discuss with the Distributor how to continue to fulfill, or cancel and refund, such Purchase Order(s), as mutually agreed.

5.9 Insurance. During all times in which Distributor has title or possession of Licensed Products for which Xenogen has not received payment in full, Distributor shall obtain and keep in force comprehensive, general liability insurance with limits at least equal to the total retail value of all such Licensed Products and naming Xenogen as a loss payee. Distributor shall promptly provide proof of insurance to Xenogen upon request.

5.10 Security Interest. Xenogen reserves, until full payment has been received, a purchase money security interest in all Licensed Products delivered to Distributor. Distributor agrees to execute any document appropriate or necessary to perfect the security interest of Xenogen, or in the alternative, Distributor hereby authorizes Xenogen to perfect its security interest by filing appropriate UCC statements.

5.11 Luciferin Supply. Upon submission of a written purchase order from Distributor no less than thirty (30) days before the requested delivery date, Xenogen will use commercially reasonable efforts to provide up to one hundred (100) grams of D-luciferin potassium salt (“D-Luc”) each calendar year, for Distributor’s use in connection with Licensed Products or the Xenogen Imaging Technology in the Territory. Xenogen will make D-Luc available at a transfer price of *** per gram, subject to any price fluctuations that Xenogen’s supply may experience. Xenogen will ship order quantities of D-Luc hereunder in packages appropriate for air shipment, marked for shipment to the destination point stated in the

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purchase order, and shipped ex works (Incoterms 2000) Xenogen’s shipping point. All such shipments will be insured and sent via two-day (or similar) service, unless Distributor requests overnight shipment. All freight, insurance and other shipping expenses from the delivery point will be borne by Distributor. Xenogen will invoice Distributor for such ordered D-Luc quantities upon shipment of the D-Luc ordered by Distributor hereunder. Section 8.2 will govern payment terms for such D-Luc.

6. Marketing

6.1 Marketing. Distributor shall, at its own expense, use all reasonable and diligent efforts to promote the Licensed Products in order to achieve maximum sales potential for Licensed Products in the Territory as set by agreed upon volume purchase forecasts, including the following obligations:

(a) set a reasonable and representative goal and incentive compensation structure for all its sales and marketing personnel assigned to support the Xenogen Licensed Product line;

(b) prepare an annual sales and marketing plan to be discussed with Xenogen and mutually agreed-to prior to implementation;

(c) prepare and distribute promotional materials, subject to Xenogen’s approval, for the Licensed Products in the languages appropriate for the Territory;

(d) advertise Licensed Products at a meaningful level in trade publications within the Territory;

(e) directly solicit orders for Licensed Products through a field sales organization;

(f) place the Licensed Products in its catalogues as soon as possible;

(g) participate in appropriate trade shows and conferences at a meaningful level (at least four (4) per calendar year) and feature the Licensed Products at the same;

(h) provide adequate contact with existing and potential Local Customers within the Territory on a regular basis (at least once per year in the case of existing Local Customers), consistent with good business practices;

(i) assist Xenogen in assessing local Customer requirements for the licensed Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and

(j) submit quarterly sales, marketing, and market research information, as reasonably requested by Xenogen, regarding sales performance, competition, pricing, and other changes in the market within the Territory.

6.2 Manner of Marketing. In the marketing and promotion of the Licensed Products, Distributor shall not make any statements or representations about the Licensed Products that are inconsistent with those made or authorized by Xenogen or its suppliers or licensors or that are capable of being misleading and deceptive. Distributor may not offer, promise or contract for any Licensed Products for which Distributor does not have the necessary rights or a relationship with Xenogen. Distributor shall represent Xenogen in a manner intended to preserve and enhance the reputation and goodwill of Xenogen and the Licensed Products.

6.3 Minimum Sales Commitment.

(a) Distributor shall meet the specified minimum sales commitment with respect to Imaging Systems during each year of this Agreement as set forth in this Section 6.3 (“Minimum Sales Commitment”). In the event that Distributor fails to meet its Minimum Sales Commitment for a Licensed Product in any country within the Territory for any calendar year during the term of this Agreement, then Xenogen may unilaterally change Distributor’s appointment under this Agreement to a non-exclusive basis in such country in the Territory pursuant to Section 13.3; provided that such right shall not be operative in the event that Distributor pays Xenogen, not later than thirty (30) days after the date of Xenogen’s written notice to Distributor that it is invoking Section 13.3, the amount of ***. Provided further that Xenogen’s right to invoke Section 13.3 or the foregoing shortfall payment provision of this Section 6.3(a) shall not apply if Distributor’s failure to achieve such Minimum Sales Commitment is due to a failure by Xenogen to supply such Licensed Product as required. In either case the foregoing right of conversion to non-exclusivity shall not be operative and such shortfall payment shall not be required.

(b) Minimum Sales Commitment

Year 1 (2003)—	four (4) IVIS ™ Imaging Systems ***, with no unit purchased in the first half of the calendar year and at least *** in the second half of the calendar year

Year 2 (2004)—	ten (10) IVIS ™ Imaging Systems ***, with at least *** units purchased in the first half of the calendar year and at least *** units purchased in the second half of the calendar year

Year 3 (2005)—	fourteen (14) IVIS ™ Imaging Systems ***, with at least *** units purchased in the first half of

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the calendar year and *** units purchased in the second half of the calendar year.

6.4 Xenogen’s Obligations. In support of Distributor’s marketing obligations under Sections 6.1 and 6.2 above, Xenogen will provide, at its own expense:

(a) scientific personnel to provide seminars at key scientific conferences and/or customer meetings as reasonably requested by Distributor, but limited to no more than three (3) trips of reasonable duration to the Territory per calendar year (it being agreed that one such tradeshow / conference visit occurred prior to the Effective Date and shall count against the three (3) such visits for calendar year 2003);

(b) adequate sales and marketing support and direction to the Distributor sales and marketing team as needed;

(c) sales and marketing personnel for key tradeshow/conferences and/or customer meetings as needed, but limited to no more than three (3) tradeshow/conferences and three (3) key customer visits per calendar year;

(d) necessary product updates and/or materials in support of licensed Product line sales; and

(e) adequate information regarding Licensed Products.

6.5 Quarterly Sales Report. Within fifteen (15) days after the end of each calendar quarter, Distributor shall provide Xenogen with quarterly Licensed Product sales and order reports (the “Quarterly Sales Report”) for the period of time since the last Quarterly Sales Report, in an English language format that contains such quarterly sales and order related information as reasonably specified by Xenogen, including, details of the names, addresses (corporate and Licensed Product installation addresses), contact name & number of End Users, the dates and quantities of Licensed Products shipped by type in total and to each End User, the serial numbers of such Licensed Products (if applicable) shipped to each End User and Distributor’s Licensed Product inventory status by Licensed Product type. Distributor shall retain reasonably detailed records of the same.

6.6 Translation; Localization. Distributor may translate any Documentation and Licensed Product Literature only with Xenogen’s prior written consent, it being understood that Distributor hereby assigns to Xenogen all ownership rights in and to any such translated versions of the Documentation and Licensed Product Literature. Distributor agrees to, and shall cause its employees, agents and consultants to, execute such documents and to perform such acts as may be reasonably necessary to perfect and register such assignment in all relevant jurisdictions. Distributor shall not, and shall not cause or permit others to, localize the License Products.

6.7 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act, Distributor and its employees and agents shall not directly or indirectly make any offer, payment or promise to pay; authorize payment; nor offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision of an

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official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist Xenogen or Distributor in obtaining, retaining or directing any business.

6.8 Policies and Procedures. Distributor shall abide by Xenogen’s reasonable Distributor marketing, support and related policies provided to Distributor; provided, however that such policies and procedures shall remain consistent with the provisions hereof and may not purport to unilaterally amend this Agreement.

7. Trademarks

7.1 Trademarks. During the term of this Agreement, all packaging materials, labels and promotional materials for the licensed Products shall display the Xenogen Marks. In addition, Distributor may, if it so chooses, mark all such materials and labels with “Distributed in [country] exclusively by SC Biosciences”, it being understood that the Xenogen Mark shall be the more prominently displayed of the two marks. Distributor may only use the Xenogen Marks in the form set form in Appendix 1 to Exhibit A, or as otherwise may be approved by Xenogen. In the event that any of the Xenogen Marks is not available for use in a specific country in the Territory, then Xenogen and Distributor will mutually agree on a substitute mark to be used in such country. Distributor will display all proprietary notices required by Xenogen and will comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks in the Territory.

7.2 License. Xenogen hereby grants to Distributor a non-transferable, nonsublicensable, royalty-free license to use the Xenogen Marks in the Territory for the term of this Agreement solely in connection with the marketing and promotion of Licensed Products for use and sale within the Field to Local Customers as contemplated in this Agreement. Xenogen reserves all rights not expressly granted herein.

7.3 Ownership. Distributor acknowledges that it has no interest in the Xenogen Marks other than the licenses granted under this Agreement, and that Xenogen will remain the sole and exclusive owner of all right, title and interest in the Xenogen Marks. Distributor agrees that Distributor’s use of the Xenogen Marks and any good will in such Marks resulting from Distributor’s use will inure solely to the benefit of Xenogen and will not create any right, title or interest for Distributor in the Xenogen Marks. Distributor shall not contest, oppose or challenge Xenogen’s ownership of the Xenogen Marks. Distributor agrees that it will do nothing to impair Xenogen’s ownership or rights in the Xenogen Marks. Distributor shall not, during the term of this Agreement or thereafter, register, use, or attempt to obtain any right in and to any Xenogen Mark (other than those rights granted herein) or in and to any name, logo or trademark confusingly similar thereto. Distributor agrees that at no time during or after the term of this Agreement to challenge or assist others to challenge the Xenogen Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such Xenogen Marks.

7.4 Infringement. Distributor shall notify Xenogen promptly upon learning of any actual, alleged, or threatened infringement of a Xenogen Mark in the Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses.

7.5 Review and Approval of Promotional Materials. Distributor’s use of each Xenogen Mark is contingent on Xenogen’s prior approval, at its sole discretion, of a sample of such Mark indicating the form and style and usage intended by Distributor. Distributor shall submit representative promotional materials, labels, packaging and other materials using any Xenogen Mark (accompanied by an English language version if such materials are not in the English language) to Xenogen for Xenogen’s review and comment prior to their first use and prior to any subsequent change or addition to such materials. If Xenogen does not object within fifteen (15) business days after receipt of such representative materials by Xenogen, such materials will be deemed approved. Xenogen will not unreasonably withhold or delay its approval of such materials. Distributor shall not use any Xenogen Mark or other proprietary mark of Xenogen or Xenogen’s suppliers or licensors in a manner that has not been approved by Xenogen.

8. Price and Payment

8.1 Price. Distributor’s purchase price for Licensed Products shall be as set forth in Exhibit B. The difference between Distributor’s purchase price and Distributor’s price to End Users will be Distributor’s sole remuneration for distribution of Licensed Products hereunder. Freight, shipping, insurance and similar charges are not included in the purchase price shown in Exhibit B and will be added separately to each invoice for payment by Distributor.

8.2 Payment. Xenogen will issue invoices to Distributor upon delivery of the Licensed Products to Distributor at Xenogen’s delivery point. Distributor will pay Xenogen, in full, in U.S. Dollars for each delivery hereunder with standard payment terms of net thirty (30) days from date of shipment to the delivery point. For payments due hereunder other than for Licensed Products, promptly after the Effective Date Distributor and Xenogen agree to meet and further discuss specific payment procedures and mutually agree on such procedures, and other cooperation. All payments under this Agreement shall be made by check or bank wire transfer in immediately available funds to an account designated by Xenogen. All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Late payments shall accrue interest at the rate of one and a half percent (1.5%) per month or the highest interest rate allowable by law, whichever is less. Distributor will pay all of Xenogen’s costs and expenses (including reasonable attorneys’ fees) to enforce and preserve Xenogen’s rights under this Article 8, and in the event that Distributor becomes delinquent in the payment of any sum due hereunder, Xenogen may suspend performance hereunder until such delinquency is corrected.

8.3 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the buying exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (Eastern Edition) for the last business day of the Reporting Period to which such payment pertains.

8.4 Price Changes. Xenogen has the right to revise the prices set forth or referenced in Exhibit B once annually on sixty (60) days written notice by unilateral amendment thereto. For price increases, Distributor has sixty (60) days from the date of such notice to place a Purchase Order for affected Licensed Products at the current price, and such Licensed Products must be for a delivery date within sixty (60) days thereafter. Purchase Orders previously accepted by Xenogen and requested to deliver within sixty (60) days will be invoiced at the current (unchanged) prices. The Parties will review Distributor’s percentage discount at the annual review described in Section 9.1 below prior to the start of each new calendar year of the Term and may adjust the discount amount for such year upon mutual agreement.

8.5 Taxes. Distributor shall be responsible for paying any and all local, state, territorial, provincial or federal duties, taxes, excise taxes, goods and services taxes, value added taxes, withholding taxes, ancillary charges and the like owing to any government body or authority in respect of the transactions anticipated hereunder, except that Xenogen shall be responsible for its own income taxes. The prices/fees listed in this Agreement are exclusive of any government taxes, goods and services taxes, value added taxes, surcharges, duties or levies and the like. If Xenogen is required to pay any duty, tax, penalty or interest on Distributor’s behalf, then Distributor agrees to promptly reimburse Xenogen for such expenses. Promptly after the Effective Date, Distributor and Xenogen agree to meet and further discuss tax-related issues in order to minimize any such obligations arising hereunder, and mutually agree on changes in the payment structure of this Agreement, and other cooperation, in order to accomplish such minimization.

8.6 Records; Inspection. Distributor shall keep (or cause to be kept) complete, true and accurate books of accounts and records relating to its activities relating to this Agreement for the purpose of determining (a) the amounts payable hereunder, and (b) compliance with its terms and conditions. Such books and records shall be kept at the principal place of business of the Distributor for at least three (3) years following the end of the calendar quarter to which they pertain. Such records (and only such records) will be open for inspection during such three (3)-year period by an independent party chosen by Xenogen and reasonably acceptable to Distributor, in order to verify the amounts payable hereunder and compliance with this Agreement’s terms and conditions. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice and at Xenogen’s expense. However, if such inspection finds an underpayment exceeding ten percent (10%) of the amounts payable for any period covered by the inspection, Distributor shall bear all costs relating to the inspection and any unpaid amounts, together with interest on such underpaid amounts at the rate set forth in Section 8.2 above. Xenogen will endeavor to minimize disruption to Distributor by such inspection.

9. Additional Obligations of Distributor

9.1 Annual Review. The Parties will meet no later than December 1 of each calendar year to review: sales performance within the Territory during the calendar year, End User satisfaction, issues, and complaints in the Territory; technical support issues; training; new Licensed Product launches or modifications to existing Licensed Products planned for the subsequent year; pricing issues within the Territory; Distributor’s marketing plans for the subsequent year; and Minimum Sales Commitment in the Territory for the subsequent year.

9.2 Modification/Tampering/Reverse Engineering. Unless expressly provided otherwise in this Agreement, Distributor shall not, and agrees not to, make or authorize any attempt to: (i) access, copy, modify or extract the Software or any other embodiment of the IP contained in the Products; (ii) alter, disassemble, open, service, maintain, or repair the Licensed Products, or contract with persons other than Xenogen or Xenogen-authorized personnel for any of the foregoing; (iii) Misuse the Licensed Products; (iv) cause improper external stress to the Licensed Products or otherwise tamper with the Licensed Products or the Licensed Product packaging; (v) repackage or relabel the Licensed Products or bundle the Licensed Products with any additional hardware, software or documentation; (vi) decompile, reverse engineer, disassemble or otherwise derive the source code from the Software; (vii) modify, enhance, translate, alter, tamper with, upgrade or create derivatives works of the Licensed Products, Software or Documentation; (viii) strip out or alter any trademark, service mark, copyright, patent, trade secret, ownership or any other proprietary or Intellectual Property notices, legends, warnings, markings or indications on or within any component of the Licensed Products, Software or Documentation; (ix) remove, cover or obfuscate any Xenogen Marks, labels or other markings; or (x) other than as provided herein, rebrand or label the Licensed Products with any product and component names, trademarks, logos, patent markings and symbols.

9.3 Copies. Except as specifically provided for in this Agreement, Distributor may not copy, replicate, manufacture or duplicate the Licensed Products, Software, training materials or Documentation.

9.4 Non-Competition. Distributor shall not (directly or indirectly) develop products or software providing similar functionality as the Licensed Products or Software during the Term of this Agreement and for one (1) year thereafter.

9.5 Training. Distributor will maintain a trained and certified marketing, sales and technical support (biology and instrumentation) staff in alignment with Xenogen’s standards. Distributor will conduct training programs for End Users at least once per calendar year.

9.6 Country Specific Restrictions. Notwithstanding the jurisdictions comprising the Territory, Distributor agrees and acknowledges that: (i) Distributor may not ship the Licensed Products outside of the Territory unless and until Xenogen has obtained all necessary authorizations from the U.S. government for the applicable foreign jurisdiction and notified Distributor in writing of same; and (ii) no component of the Licensed Products, Software or Documentation may be distributed or otherwise exported, re-exported or made available into (or to a national or resident of) any country or jurisdiction to which the U.S. has embargoed such goods; or anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders; or to any person, country or jurisdiction otherwise prohibited by applicable law.

9.7 Patent Enforcement. Distributor shall notify Xenogen promptly upon learning of any actual, alleged, or threatened claim, suit or proceeding alleging patent infringement and relating to the licensed Products or Xenogen Imaging Technology in the Territory. If the manufacture, sale or use of any licensed Product in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Distributor or Xenogen, Distributor shall promptly notify Xenogen.

10. End User Agreement

10.1 End User Agreement. Distributor shall ensure that Sales Agreements concerning specified Licensed Products (in Exhibit B) sold by Distributor include (or reference) an End User Agreement, in the appropriate form as provided at Exhibits C-1 through C-4 in all Sales Agreements to which Distributor is a party. Prior to installation of an Imaging System or Xenogen’s delivery hereunder of other Licensed Products, Distributor shall submit two (2) copies of the appropriate End User Agreement executed by the End User to Xenogen for execution. Xenogen will return one (1) fully-executed copy to Distributor.

10.2 Changes to End User Agreement. The Parties may agree in writing to amend an End User Agreement in a measured way to fairly address prospective End User concerns therewith while still reasonably protecting Xenogen’s rights and limiting Xenogen’s liability vis-a-vis such prospective End Users. Alternatively, the Parties may agree in writing, on a case-by-case basis, to amend the End User Agreement for a particularly important prospective Local Customer to complete that particular sale. Any of the foregoing End User Agreement changes shall first be agreed to in writing between the Parties before submitting such End User Agreement for execution.

10.3 Xenogen Modifications of End User Agreement. As Xenogen modifies the End User Agreement as applicable across its customer base, Xenogen shall notify Distributor of changes thereto in writing and, Distributor shall, within thirty (30) days thereafter, use and distribute only the newer version of the End User Agreement with all subsequently sold Licensed Products identified in Exhibit B as requiring such End User Agreement.

10.4 End User Breach. Distributor shall promptly notify Xenogen of any material breach of an End User Agreement by any End User upon Distributor becoming aware of such material breach and shall independently, and to the extent permitted by relevant law, enforce such End User Agreement. Distributor shall work cooperatively with Xenogen in the instances of such material breach by End User to cooperatively resolve the same and to enforce Xenogen’s and Distributor’s rights thereunder and to minimize each Party’s liability exposure thereunder.

11. Service and Support

11.1 Service Contracts. Distributor shall offer, but not compel to purchase, a Service Contract to each End User who purchases an Imaging System from Distributor. All Service Contracts will be based on the substance of Xenogen’s own support and services agreement (Exhibit F); provided that Distributor may modify such services and contracts as the Parties agree are reasonably necessary for use in the Territory. Distributor may determine the pricing for such Service Contracts in its sole discretion.

11.2 Delivery of Post-Sale Service and Support.

(a) During the period in which they are covered by Xenogen's limited warranty stated in the applicable End User Agreement, Xenogen will provide post-sales service for the Initial Systems sold to Distributor prior to the Effective Date. During this period, Xenogen will also provide reasonable training of Distributor service personnel and reasonable technical support to

Distributor to assist in Distributor's own obligations to its customers as described in Section 12.1 below, and as the Parties may otherwise mutually agree.

(b) Upon completion of the period described in Section 11.2(a) above, Distributor shall be solely responsible for providing post-sales service for the Imaging Systems under all Service Contracts with End Users who purchased the Licensed Products through Distributor and resolution of all warranty claims made by such End Users, as described in this Section 11.2(b). Distributor agrees and acknowledges that Xenogen will have no obligation to provide direct support of any kind to End Users that purchase Licensed Products through Distributor. Xenogen will support Distributor for post-sales service and support, including continued training of Distributor service personnel and providing technical support to Distributor to assist in Distributor's own obligations to its customers, as well as the Parties may otherwise mutually agree. Only employees of Distributor, or its (Xenogen) approved designee, will perform maintenance and repair services made during each Licensed Product's warranty period or during the term of an applicable Service Contract; provided that Xenogen may send its own delegates to the End User's facility in support of such maintenance and repair services at its own discretion and expense; and further provided that, in the event Distributor requires Xenogen's presence at an End User's facility in order to perform maintenance or repair services on a Licensed Product, Distributor will reimburse Xenogen for its reasonable expenses incurred in connection therewith. If Distributor's technical staff is unable to resolve an End User's warranty or service claim by providing the appropriate support or by replacing the relevant Licensed Product or component, Distributor may contact Xenogen for additional technical support. Only Distributor's technical support personnel may contact Xenogen for such technical support, as the End User may not receive support in this manner. All of Distributor's technical support personnel that will support the Licensed Products must be trained and certified by Xenogen.

(c) In the event Xenogen requests Distributor to provide post-sales support for non-Local Customers in the Territory (as listed in Appendix 1 to Exhibit B), Distributor agrees to do so in a timely manner. In such event, Xenogen will reimburse Xenogen for its labor costs to provide such support at a rate not to exceed nine hundred twenty-five dollars (US$925) per day, plus reasonable expenses incurred in connection therewith. Xenogen will provide Licensed Product parts for such support by Distributor at its own expense.

11.3 Replacement Inventory. Distributor shall maintain an inventory of Instrumentation components and such other products necessary for Distributor to fulfill its obligations under all existing Service Contracts and warranty claims made by End Users, as further described in this Article 11. To ensure the quality of Licensed Products and preserve the goodwill associated with them, replacement parts for any Instrumentation must be ordered through Xenogen, and Licensed Products may be maintained and repaired only with Xenogen-approved replacement parts.

11.4 Software Support. During the Term, Xenogen shall make available to Distributor, at no additional cost, any patches, bug fixes or updates of the Software that Xenogen generally makes available to its licensees outside the Territory.

12. Xenogen Assistance

12.1 Training. Xenogen will provide an initial “kick-off” training session for Distributor’s employees supporting the marketing/sales, and technical support (biology and instrumentation) efforts. This session includes on site training at Xenogen Corporation in Alameda, CA for not more than three (3) weeks. Beginning in 2003, Xenogen periodically will provide training in the Territory for such Distributor personnel on an agreed-upon schedule, not to exceed an aggregate of fifty-six (56) hours per calendar year. In addition, beginning in 2003, Xenogen will provide End User on-site advanced training seminars in the Territory up to twice per calendar year.

12.2 Sales Literature. In addition to the Documentation, Xenogen will provide Distributor with Licensed Product Literature. The Licensed Product Literature will be written in English only and will be provided to Distributor free of charge in reasonable quantities and subject to the restrictions set forth in Section 6.6. Distributor will bear all cost of reproducing and adapting such literature for its own use as permitted under this Agreement.

12.3 Field Service Tool Kit. Xenogen will provide Distributor with one (1) Field Service Tool Kit for Distributor’s use in providing installation, moves, and other post-sales support for Imaging Systems. Distributor may acquire additional and reasonable quantities of the Field Service Tool Kit from Xenogen at Xenogen’s cost for such Kit.

13. Term and Termination

13.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 13, will remain in effect for three (3) years after such Date. Thereafter, this Agreement will automatically renew for a single additional term of three (3) years unless, one of the Parties provides the other with at least six (6) months written notice of its intent not to renew this Agreement.

13.2 Termination on Material Breach. Either Party may terminate this Agreement upon written notice in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within sixty (60) days after the breaching Party receives written notice from the other Party with respect to such default. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

13.3 Termination for Distribution Performance. In the event that Distributor desires to cease distributing Licensed Products for a specific country within the (expanded) Territory or fails to satisfy its Minimum Sales Commitment under this Agreement (either in the Territory in its entirety or in a specific country) during a calendar year, then Xenogen may convert this Agreement to a non-exclusive basis in such country or in the entire Territory for the remaining Term.

13.4 Termination on Bankruptcy. Either Party may terminate this Agreement: (i) if the other Party is adjudicated as bankrupt by a court of competent jurisdiction or consents to the filing of a petition of bankruptcy against it; (ii) if the other Party makes a general assignment for the benefit of its creditors; or (iii) if a court of competent jurisdiction appoints a receiver, liquidator or trustee in bankruptcy with respect to all or substantially all of a Party’s property or business related to this Agreement.

13.5 Events Upon Termination/Expiration.

(a) Upon the termination or expiration of this Agreement, without prejudice to any other of Xenogen’s rights, Distributor shall do all of the following:

(1) Cease marketing and distributing Licensed Products, except solely as necessary to dispose of its inventory of Instrumentation on hand as of the effective date of termination or expiration, and may fill any orders for Licensed Products accepted by Xenogen prior to the effective date of termination or expiration, for an aggregate period of six (6) months after such date. Within thirty (30) days after disposition of such inventory and fulfillment of such orders, Distributor will forward to Xenogen a final report containing the details required by Section 6.5 and pay Xenogen all amounts due under Section 8.

(2) Except for quantities of Bioware™ sold pursuant to Section 13.5(a)(1) above, destroy all Licensed Products that consist of biological materials in Distributor’s possession and provide an officer’s certificate attesting to such destruction or delivery.

(3) At Xenogen’s option, return or destroy all copies of all Xenogen Confidential Information in Distributor’s possession and provide an officer’s certificate attesting to such destruction or delivery.

(4) Except as permitted under Section 13.5(a)(1) above, cease distributing any promotional or advertising, labels, or other items bearing the Xenogen Marks and promptly return to Xenogen, at Distributor’s expense, all such materials and items.

(5) Except as permitted under Section 13.5(a)(1) above, pay, within thirty (30) days of termination or expiration, all outstanding amounts, charges, taxes, expenses, costs and the like due to Xenogen hereunder.

(6) Within thirty (30) days after the effective date of such termination or expiration, and at Xenogen’s sole discretion and expense, return to Xenogen all Licensed Products (excluding those Licensed Products subject to Sections 13.5(a)(1) or 13.5(a)(2) above) remaining in Distributor’s inventory and provide an officer’s certificate attesting to such delivery as is satisfactory to Xenogen, acting reasonably.

(7) Within thirty (30) days after the end of the period described in Section 13.5(a)(1) above, Xenogen will buy back from Distributor (at the transfer price paid) all new and unused Instrumentation remaining in Distributor’s inventory, at Xenogen’s expense. In addition, in the event of a termination by Xenogen other than under Sections 13.2 through 13.4, the Parties will negotiate in good faith for a mutually agreeable price at which Xenogen will buy back not more than three (3) Imaging Systems that were used by Distributor solely for demonstration purposes and which are still in good working condition.

(b) Following such termination or expiration, and except as expressly stated in this Section 13.5, Distributor shall have no further right to use the Software and Xenogen Imaging Technology, and all licenses granted by Xenogen to Distributor will terminate.

13.6 Survival. In addition to any provisions that, by their nature, should survive, the following Articles and Sections shall survive the termination or expiration of this Agreement: 1, 4.4,4.5, 5.9, 5.10,7.3,8,9.4,9.6,10.4, 11.3, 11.4, 13.5, 13.6, 14, 15,16.7, 17, 18, 19,20, 21.4,21.5,21.9,21.10,21.12 and 21.13. In addition, those Sections relating to marketing, sales and payments for Instrumentation sold pursuant to Section 13.5(a)(1) shall survive for the period stated in that Section.

14. Confidential Information

14.1 Confidential Information. The term “Confidential Information” means any proprietary technical or business information or data related to, or generated in connection with, the performance of this Agreement and which is provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement. Notwithstanding the foregoing: (i) Software, Documentation, training materials, all confidential, unique and proprietary aspects of Xenogen’s business, affairs, products, services, customer lists and methodologies and all confidential information of Xenogen’s licensors/suppliers shall be deemed the Confidential Information of Xenogen; and (ii) Quarterly Forecasts and Quarterly Sales Reports and all confidential, unique and proprietary aspects of Distributor’s business, affairs, products, services, customer lists and methodologies shall be deemed the Confidential Information of Distributor.

14.2 Obligations. Except as expressly provided herein, the Parties agree that, during the term of this Agreement and for a period of five (5) years thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any third party which is not an Affiliate (except under no less stringent obligations of confidentiality and only for purposes expressly permitted herein) and shall not use for any purpose except for the purposes expressly contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement. Confidential Information, if disclosed in written form must be marked as “Confidential” at the time of disclosure, or if disclosed orally, must be expressly identified as “Confidential” at the time of oral disclosure, and be confirmed as “Confidential” in a written form that is delivered to the Receiving Party within thirty (30) days of oral disclosure. To the extent it can be established by competent written proof, Confidential Information shall not include information that:

(a) is already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) subsequently lawfully disclosed to the Receiving Party by a third party having no confidentiality obligations with respect thereto; or

(e) is independently developed by the Receiving Party or its Affiliates without the aid, application or use of the Disclosing Party’s Confidential Information (and such independent development can be properly documented by the Receiving Party).

14.3 Permitted Use and Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by law, rule, regulation, act or order of any governmental authority or agency; provided that Receiving Party promptly notifies the Disclosing Party of such requirement in order to provide the Disclosing Party an opportunity to seek a protective order or other similar order with respect to such Confidential Information, and thereafter the Receiving Party discloses only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party. Further, a Party may disclose the existence and terms of this Agreement: (a) to existing or potential investors or acquirers or merger partners, or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment or transaction and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence; (b) to legal counsel; and (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

14.4 Confidential Terms. Neither Party will issue a press release or otherwise publicize or disclose to any third party the terms and conditions hereof without the prior written consent of the other Party, except that each Party may disclose such information to its attorneys, advisors or investors on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law (including under applicable federal or state securities laws and regulations). Notwithstanding any other terms of this Agreement, the Parties agree that the existence of this Agreement does not constitute Confidential Information and may be disclosed without restriction.

15. No Unauthorized Representations. Except as explicitly provided hereunder, neither Party may make any representation or statement of any kind concerning the other Party, the relationship between the Parties or the contents of this Agreement, including representations or statements concerning the other Party’s business, affairs, products, services, prices, discounts, fees, whether on a Party’s web site(s), whether written, oral or otherwise without the prior authorization of the other Party.

16. Representations & Warranties

16.1 Representations and Warranties by the Parties. Each of Distributor and Xenogen hereby represents and warrants to the other Party that:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(f) it shall comply with all applicable laws, rules and regulations relating to the performance of its activities under this Agreement.

16.2 Governmental Approvals. Distributor represents and warrants that it has obtained all required approvals of government within the Territory in connection with the distribution of licensed Products under this Agreement.

16.3 Conformity to Documentation. Xenogen represents and warrants that the Licensed Products will, at the time of delivery to Distributor, conform in all material respects to the applicable performance and functionality stated in the applicable Documentation.

16.4 No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

16.5 Limited Warranty. Licensed Products, other than biological materials, will carry Xenogen’s standard limited warranty for such Licensed Products (in the case of Imaging Systems, twelve (12) months after delivery to and installation at the End User’s location, not to exceed eighteen (18) months after delivery to Distributor (in case Distributor needs to stock Imaging Systems for more than six (6) months prior to End User delivery, the Parties will discuss the extension of the warranty term on case by case basis); and provided that the Licensed Products have not been used or operated other than for customary and reasonable inspection/acceptance testing).

(a) Instrumentation and Software. Xenogen’s standard limited warranty for Imaging Systems is that, during the warranty period stated in Section 16.5 above: (i) the Instrumentation shall substantially conform to its published specifications existing at the time such Instrumentation is acquired or manufactured by Xenogen; and (ii) the Software will materially perform in conformance with Xenogen’s then-current specifications for such Software. The foregoing warranty expressly excludes failure to perform due to Misuse of all or any component of the Imaging System, whether Instrumentation or Software. As used in this Agreement, “Misuse” means, without limitation, (i) any use that is inconsistent with or in contradiction to the instructions provided with the Imaging System, (ii) intentional damage to or misuse of the Imaging System, (iii) damage due to negligence in connection with use of the Imaging System, and (iv) damage occurring during shipping and after delivery by Xenogen. Xenogen’s sole obligation, and the sole remedy, under this limited warranty is to use reasonable efforts to correct or replace any non-conforming Instrumentation and/or Software at Xenogen’s expense, including parts, labor and travel expenses related to maintenance and corrective service during the warranty period stated.

(b) Biological Materials. Xenogen’s standard limited warranties (including limited remedy, exclusions, and limitation of liability provisions) for biological material Licensed Products are stated in the applicable End User Agreement (see Exhibits C-3 and C-4).

(c) Physical Media Warranty. Xenogen warrants that each physical copy of the Software delivered by Xenogen hereunder is and will be free from physical defects in the media that tangibly embodies such copy at the time of delivery (hereinafter the “Physical Media Warranty”), provided, however, that:

(i) the Physical Media Warranty does not apply to defects discovered more than ten (10) days after the date of delivery of the copy by Xenogen;

(ii) the Physical Media Warranty does not apply to defects arising from acts of non-Xenogen personnel, misuse, theft, vandalism, fire, water, acts of God, or other peril; and

(iii) the Physical Media Warranty applies only while the relevant media remains unmodified.

Distributor’s sole remedy for breach of the Physical Media Warranty, to the exclusion of all other remedies therefor, shall be replacement by Xenogen at Xenogen’s expense (including shipping and handling costs) of any copy provided by Xenogen that does not comply with the Physical Media Warranty.

(d) Scope Limitation. Except to the extent required by applicable law, Distributor shall not pass on to End Users a warranty of greater scope or protection than the foregoing warranty (including the limited remedy, exclusions, and limitation of liability) set forth herein.

16.6 Limitation of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN SECTIONS 16.1, 16.3, 16.4 AND 16.5 OR THE APPLICABLE END USER AGREEMENT, THE LICENSED PRODUCTS, DOCUMENTATION AND ALL OTHER SERVICES PROVIDED BY XENOGEN HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS WITHOUT ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY, ARISING OUT OF A COURSE OF DEALING OR

USAGE, TRADE OR OTHERWISE INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR NON-INFRINGEMENT. NEITHER XENOGEN NOR ITS SUPPLIERS OR LICENSORS REPRESENTS OR WARRANTS THAT THE SOFTWARE WILL BE FREE OF NON-PHYSICAL DEFECT, UNINTERRUPTED, ACCURATE, COMPLETE, CURRENT, STABLE, BUG-FREE, ERROR-FREE OR AVAILABLE AT ANY TIME.

17. Limitation of Liability. OTHER THAN ITS INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 18 AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL XENOGEN, ITS LICENSORS OR SUPPLIERS, BE LIABLE TO DISTRIBUTOR OR END USERS FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR OTHER DAMAGES OR EXPENSES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOSS OF PROFITS OR REVENUE, LOST SAVINGS, LOST BUSINESS, LOST BUSINESS OPPORTUNITIES, LOST DATA, LOST GOODWILL, LOSS FROM WORK STOPPAGE, COSTS OF OVERHEAD, COSTS OF COVER, LOSS OF ANTICIPATED BENEFITS HEREUNDER, ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF XENOGEN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. XENOGEN’S CUMULATIVE DIRECT DAMAGES TO DISTRIBUTOR FOR CLAIMS HEREUNDER SHALL BE LIMITED TO THE LESSER OF (i) FIVE HUNDRED THOUSAND DOLLARS ($500,000); OR (ii) THE AMOUNTS PAID OR PAYABLE BY DISTRIBUTOR TO XENOGEN HEREUNDER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH CLAIM AROSE.

18. Indemnification

18.1 Xenogen Indemnity. Xenogen shall indemnify, defend and hold Distributor, its Affiliates and their respective directors, officers, employees and agents (collectively the “Distributor Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ fees), losses or causes of action (each, a “Liability”) arising out of or relating to any third party claim of patent, trademark or copyright infringement due solely to Distributor’s use, sale or distribution of the Licensed Products. The foregoing indemnification obligation will not apply to the extent such Liability is based on or caused by any of the following:

(a) Improper Use. Such Licensed Product is used contrary to its Specifications, the Documentation, the End User Agreement or Xenogen’s reasonable instructions provided to Distributor.

(b) Unauthorized Combinations. Such Licensed Product is combined with or used in combination with any products, hardware, software, materials or services not supplied or supported by Xenogen, or not authorized to be so combined or merged by Xenogen.

(c) Misuse. Modifications, alterations, changes or the like are made to such Licensed Product by any person other than Xenogen or its authorized employees or agents, or such Licensed Product is tampered with or subjected to Misuse or unusual physical or electrical stress by any person.

(d) Unauthorized Marking. Any trademark infringements involving any marking or branding not applied by or requested by Xenogen, or involving any marking or branding applied by Xenogen at the request of Distributor.

In addition, if a Liability subject to this Section 18.1 is found to be valid with respect to a Licensed Product, or if Xenogen reasonably believes that the Licensed Product or any part thereof may be infringing on third party’s rights, Xenogen may, in its sole discretion: (i) modify the applicable Licensed Product to make it non-infringing; (ii) procure for Distributor the right to continue reselling or distributing the applicable Licensed Product; or (iii) replace the applicable Licensed Product with a non-infringing Licensed Product or component thereof; or (iv) remove such Licensed Project from the scope of Distributor’s rights hereunder, take back all unsold Distributor inventory and provide Distributor with a refund therefor. THE PROVISIONS OF THIS SECTION 18.1 SHALL BE XENOGEN’S SOLE LIABILITY AND DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS BY THE LICENSED PRODUCTS.

18.2 Distributor’s Indemnity. Distributor shall indemnify each of Xenogen and its directors, officers, and employees and the successors and assigns of any of the foregoing (each a “Xenogen Indemnitee”), and hold each Xenogen Indemnitee harmless from and against any Liability arising out of any claim, complaint, suit, proceeding or cause of action against a Xenogen Indemnitee by a third party arising out of: (i) the use, marketing, sale or distribution of Licensed Products by Distributor or by third parties under authority of Distributor; (ii) Distributor’s willful or grossly negligent acts; (iii) Distributor’s failure to notify Xenogen of material breaches by End Users of the End User Agreement, or cooperate with Xenogen regarding enforcement of such Agreements, as required under Section 10.5; (iv) Distributor’s breach of the restrictions with respect to the Licensed Products and any of the licenses granted to Distributor hereunder; or (v) Distributor’s use of the Xenogen Imaging Technology or the Initial Systems (except for third party claims of patent, trademark or copyright infringement relating solely to the Initial Systems).

18.3 Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Article 18 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding, cause of action or other potential Liability in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Section 18.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 18 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 18, but the failure to so timely deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 18. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this Article 18. The Indemnitor shall not be responsible for any costs or expenses incurred by the Indemnitee without the Indemnitor’s prior written consent, which consent will not be unreasonably withheld.

19. Intellectual Property Rights. As between Distributor, the End Users and Xenogen, Xenogen retains all right, title and interest in all Intellectual Property Rights embodied within the Licensed Products and improvements thereto, subject only to the limited use, distribution and resale rights explicitly granted to Distributor herein.

20. Equitable Relief. Distributor agrees that the infringement of Xenogen’s Intellectual Property Rights may cause irreparable injury. Accordingly, Distributor agrees that Xenogen shall be entitled to seek equitable relief, including such injunction or injunctions as may be required to prevent any breach, infringement or further breach or infringement of any Intellectual Property provision herein or Intellectual Property Right of Xenogen and may specifically enforce such provisions or protect such rights by an action instituted in any court having jurisdiction. Distributor acknowledges that damages will be an inadequate remedy for such a breach or infringement. Distributor covenants and agrees not to contest the availability to Xenogen of such injunctive relief on any grounds to prevent such a breach or infringement, provided however that nothing herein shall prevent or prohibit Distributor from disputing the occurrence of such a breach or infringement, including the occurrence of the default giving rise to the application for such injunctive relief, or from making submissions with respect to the amount and type of security to be posted by itself in connection with the grant of such injunctive relief.

21. Miscellaneous

21.1 Complete Agreement. This Agreement, including the attached Exhibits, as amended or restated in writing, constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any prior understandings, written or oral, express or implied and supercedes the Letter of Intent between the Parties effective on November 11, 2002. This Agreement may not be modified except by a written instrument signed by both Parties.

21.2 Conflicts. To the extent that this Agreement conflicts with or is inconsistent with any provision contained in any Purchase Order or other document provided by Distributor to Xenogen, the provisions of this Agreement shall prevail.

21.3 Waiver. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of that breach or a waiver of future enforcement of that or any other provision.

21.4 Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of California and the United States without reference to conflict of laws principles. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Except with respect to matters pertaining to injunctive relief, in the event of any dispute, the Parties shall refer such dispute to the Chief Executive Officers of Xenogen and Distributor (or their respective executive officer level designees) for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such thirty (30) day period, the parties shall submit their dispute to binding arbitration held under the rules of the American Arbitration Association then in effect and occurring in San Francisco, California by three arbitrators, with each of the Parties designating one (1) of the arbitrators and those two (2) arbitrators mutually agreeing on the third arbitrator, and provided that all such arbitrators shall have experience in the field of the dispute. The Parties shall share equally the fees of the arbitrator, but each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the arbitrator may, in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be. No Party shall initiate arbitration hereunder unless it has attempted first to resolve the dispute by referral to the Chief Executive Officers of the Parties as provided above.

21.5 Remedies Cumulative. Except as otherwise explicitly provided herein, each Party’s respective rights and remedies hereunder are cumulative and are in addition to any other rights or remedies provided hereunder or otherwise at law or in equity.

21.6 Severability. If any provision, or portion of any provision, contained in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions thereof, contained herein, shall not be in any way affected or impaired thereby.

21.7 Press Release. Within fifteen (15) days of the Effective Date (or such other date as the Parties may agree in writing), the Parties shall agree upon and issue a joint press release: (i) announcing that the Parties have entered into this Agreement; (ii) generally describing the Parties’ relationship hereunder, including the general scope of this Agreement; and (iii) indicating that Distributor is the “exclusive distributor” for Xenogen in the context of the Licensed Products for use by Local Customers in the Field and the Territory.

21.8 Publicity. Distributor agrees and acknowledges that Xenogen has the right to reasonably reference, display, use and include Distributor’s name, trademarks, service marks, and logos in press releases, marketing brochures, prospectuses, advertisements, promotional materials, web pages, trade shows, customer demos and other presentations and events, business plans and the like identifying Distributor as a Licensed Product distributor with a brief general description of the Parties’ relationship hereunder.

21.9 Notices. All notices under this Agreement shall be in writing to respective address specified below, or such other address as may be specified in written notice to the other Party and will be deemed given: (a) when delivered personally; (b) when sent by confirmed telex or facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested; or (d) one (1) day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt.

SCB:	Izumi Shiba-Daimon Bldg. 3F 2-2-11, Shiba-Daimon Minato-ku, Tokyo, 105-0012 Japan Attn: Mr. Junji Ozawa Telephone: 81-3-5777-6668 Fax: 81-3-5777-6889

Xenogen:	Xenogen: Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: V.P., Commercial Development

Copy to:	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: Legal Department Phone: 1-510-291-6251 Fax: 1-510-291-6232

21.10 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Xenogen and Distributor any rights, remedies or other benefits under or by reason of this Agreement.

21.11 Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such nonperforming Party (“force majeure”), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, acts of terrorism, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any third party. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

21.12 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party; except that either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that within thirty (30) days of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement. No such agreement in writing shall be required for an assignment that occurs by automatic operation of merger law, and the surviving entity shall be deemed to have agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will inure to the benefit of and be binding on the respective successors and permitted assigns of the Parties.

21.13 Interpretation. In this Agreement: (i) the division of this Agreement into separate articles, sections and subsections and the Agreement’s title and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and (ii) words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings.

21.14 Execution by Counterparts. This Agreement, Exhibits and any amendment, restatement or termination of any provision, may be executed and delivered in counterparts by facsimile, each of which so executed and delivered counterpart is an original, and such counterparts, together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Xenogen and Distributor, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed by their duly authorized representatives.

XENOGEN CORPORATION		SC BIOSCIENCES CORPORATION

By:	/s/ Paulette Dillon	By:	/s/ Junji Ozawa

Name:	Paulette Dillon	Name:	Junji Ozawa

Title:	VP Commercial Development	Title:	Director of Marketing and Sales

Date:	January 27, 2003	Date:	January 27, 2003

EXHIBIT A

DEFINITIONS

“Affiliate” means any entity that is, directly or indirectly, is controlled by a Party. As used in this definition, the term “control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of a majority of securities or other ownership interests in the entity.

“Bioware™” is a Xenogen trademark that identifies certain prokaryotic or eukaryotic cells, bacteria and micro-organisms that are genetically engineered to produce light, and are owned or Controlled by Xenogen.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any third party.

“Documentation” means the set of documentation for a Licensed Product that: (i) Xenogen ships with that Licensed Product; (ii) Xenogen provides to Distributor thereafter in connection with such Licensed Product; or (iii) that constitute versions of (ii) which Distributor has had translated into an appropriate local language for a country within the Territory.

“Effective Date” means, with respect to this Agreement as a whole, the date first set forth above.

“End User Agreement” means that certain agreement between Xenogen and an End User that sets forth the terms and conditions applicable to that End User’s use of certain Licensed Products (as identified in Exhibit B), as set forth in Exhibits C-1 through C-4.

“End User” means a Local Customer within the Territory that has purchased, Licensed Products from Distributor or Xenogen for its own internal use.

“Field” means pre-clinical use as a research instrument and/or reagent, specifically excluding diagnostic or therapeutic uses.

“Imaging System” means Xenogen’s IVIS™ Series 100 Imaging System or IVIS™ Series 50 Imaging System, consisting of the Equipment, Software and associated Documentation.

“Initial System” means Xenogen’s IVIS™ Series 100 Imaging System, associated Documentation and a specific set of accessories, all as listed below:

Component Name (per each Initial System)	Part Designation
IVIS™ 100 Series Imaging System
Living Image® Software (includes 1 copy for image acquisition and 2 for independent image analysis)	XLI-2.12
Work Station	XW5-260
Gas Anesthesia System	XGI-8
Reflective Hemisphere	XRH-2
IVIS™ Fluorescence Option (kit includes 1 pair of standard filters)	XFO-6
Black Paper (includes 2 packages)	XBP-24

“Instrumentation” means the specific equipment provided by Xenogen as part of an Imaging System that constitutes a Licensed Product, as well as any hardware accessories that constitute Licensed Products.

“Intellectual Property” or “IP” means any patents, patent rights, trademarks, service marks, designs, design rights, copyright, know-how, trade secrets, confidential information, moral rights and any other similar intellectual property and related rights recognized under the laws of each applicable jurisdiction throughout the world including applications therefor and registrations thereof anywhere in the world; and “Intellectual Property Right” has a corresponding meaning.

“LPTA ™ Animal Models” is a Xenogen trademark that identifies certain transgenic laboratory animals that are genetically engineered to produce light, and are owned or Controlled by Xenogen.

“Licensed Product Literature” means the collateral marketing materials developed by Xenogen to promote and market the licensed Products to prospective customers.

“Licensed Products” means Xenogen’s Instrumentation (i.e. IVIS™ Imaging Systems and Accessories), Living Image® Software (the “Software”), Bioware™ and LPTA™ animal models accompanied by a sublicense under the Xenogen Imaging Technology.

“Local Customers” means organizations headquartered in the Territory that seek to acquire one or more Licensed Products for delivery in the Territory and for use only in the Territory and the Field. Local Customers specifically excludes any organization or entity with which Xenogen has an existing commercial relationship, including any affiliate of such organization or entity in the Territory, as identified in Appendix 1 to Exhibit B.

“Local Literature” means the collateral marketing materials developed by Distributor or Licensed Product Literature translated by Distributor into a local language in the Territory to promote and market the Licensed Products to prospective customers in the Territory.

“Misuse” means, without limitation, (i) any use that is inconsistent with, or in contradiction, to the instructions provided with a Licensed Product, (ii) intentional damage to or misuse of a Licensed Product, and (iii) damage due to negligence in connection with use of a Licensed Product.

“Product Services” means installation, End User training, support services and other Licensed Product related services that are performed by Distributor with respect to Licensed Products.

“Return Merchandise Authorization Procedures” or “RMA Procedures” means Xenogen’s standard practices and procedures for receiving and replacing Licensed Products as set forth in Section 5.6 and Exhibit E.

“Sales Agreement” means an agreement between Distributor and an End User, under which Distributor provides certain Licensed Products to such End User and which includes (or requires separate execution of) an End User Agreement.

“Service Contract” means the agreement between Distributor and an End User that sets forth the support obligations and related services that Distributor shall provide to such End User for an identified Imaging System, based on Xenogen’s form of Service and Support Agreement attached as Exhibit F.

“Software” means the object code form of Xenogen’s Living Image® image processing and data analysis software intended for use with Imaging Systems, as well as updates and upgrades provided by Xenogen at its sole discretion, and Documentation related thereto.

“Specifications” means, with respect to Licensed Products, Xenogen’s published specifications for those Licensed Products in effect on the date such licensed Products are shipped.

“Term” means the period of time from the Effective Date set forth on the first page of this Agreement until the expiration or termination of this Agreement.

“Territory” means Japan and any other countries in Asia for which SCB exercises its Expansion Option.

“Versions” means, as the context requires, either: (i) major new releases of the Software, representing significant new functionality and designated by the number to the left of the decimal place (e.g., Version 2.x, 3.x, etc) (“Major Version”); (ii) minor new releases, representing minor enhancements and/or feature upgrades for the existing content services or functionality and designated by the number to the right of the decimal place (e.g., Version x.1, x.2, etc) (“Minor Version”); or (iii) an alpha-numeric version reflecting error corrections or bug fixes based on the latest/current code base and designated by the letter to the last number (e.g., Version x.x(a), x.x(b), etc) (“Patch Version”); or (iv) some combination of the foregoing, as the case requires.

“Xenogen Imaging Technology” means the patent applications JP97-519671 and JP2002-218983 for Japan and other patents and patent applications (and any patents issuing thereon) in the Territory covering the practice of in vivo imaging now owned or acquired by Xenogen during the term of the Agreement, as well as divisions, continuations, and continuations-in-part (to the extent it contains subject matter deriving a priority date from the original patent application), extensions, renewals, reissues and re-examinations of the foregoing patents (including patents issuing on the foregoing patent applications or resulting from reissues or re-examinations) in the Territory.

“Xenogen Marks” means those certain trademarks, tradenames, and/or service marks adopted for use and/or registered by Xenogen Corporation that are associated with the Licensed Products and are identified in Appendix 1 to this Exhibit.

Appendix 1 Xenogen Marks

For PMS colors and sizing information, or for high resolution versions of Xenogen marks for 4-color printing, please contact Erika Reynolds, Manager of Creative Services, Xenogen Corporation, 860 Atlantic Ave., Alameda, 94501. Phone 510.291.6285, e-mail: erika.reynolds@xenogen.com

EXHIBIT B SCOPE OF DISTRIBUTORSHIP

The following sets forth the range of Licensed Products that Distributor is entitled to resell and distribute, the Territory in which Distributor is entitled to resell and distribute those Licensed Products, the distributor discount that Xenogen will apply to its U.S. list price to result in the transfer price that Distributor will pay Xenogen for purchase of the Licensed Products for sale or distribution in the Territory; and the U.S. list price for such Licensed Products.

•	Instrumentation

	Part Designation	List Price (US$)	Distributor Discount
Imaging Systems and Software
IVIS™ 100 Series‡		$195,000	***
IVIS™ 50 Series‡		$123,500	***
Work Station Complete	XWC-360	$13,990	***
Living Image® Software‡	XLI-2.12	$499	***

Accessories
Calibrated Light Source	XLS-4	$975	***
Gas Anesthesia System	XGI-8	$11,690	***
Anesthesia Manifold	XAM-5	$346	***
Anesthesia Manifold Nose Cones (set of 5)	XNC-2	$18	***
Manifold Dividers (set of 5)	XMD-2	$8	***
Anesthesia Filter	XAF-8	$24	***
System Cart	XSC-1	$747	***
Work Station	XWS-260	$2,951	***
Uninterruptible Power Supply (110V)	XPS-110	$1,301	***
UPS external battery (110V)	XEB-110	$798	***
Plate Positioner	XPP-1	$349	***
Reflective Hemisphere	XRH-2	$300	***
Black Paper	XBP-24	$15	***
Animal Shield Kit	XAS-3	$227	***
IVIS™ Fluorescence Option (kit includes 1 pair of standard filters)	XFO-6	$35,000	***

‡	Indicates that either a Commercial or a Non-Commercial Imaging End-User Agreement is required (see Exhibits C-1 and C-2).

*** Confidential treatment requested

o	Imaging Technology License Fee

▪	Commercial Local Customer: *** of Xenogen’s net revenue from the license fee paid by the Commercial End User (see Exhibit C-1) to practice the Xenogen Imaging Technology. Xenogen’s minimum net revenue for each Imaging Technology license fee is *** per month for the first year of such license and *** per month thereafter. For purposes of this fee, “net revenue” means and refers to the amount payable to Xenogen after deduction of any applicable withholding taxes.

▪	Non-Commercial Local Customer: Waived in consideration for stating the use of Xenogen Imaging Technology” and/or of IVIS™ Imaging System (or named accessories)” in publications.

•	Biological Materials

o	Bioware™‡‡: *** for one (1) year evaluation fee (plus shipping). *** initial commercial access fee (plus shipping) for first year thereafter (or first year if no evaluation period entered into), with *** annual renewal fee per tumor cell line or bacterial strain. Execution of standard Xenogen material transfer form by Local Customer required. Creation of custom cell lines or bacterial strains to be addressed on a case-by-case basis.

o	LPTA ™ animal models‡‡‡:

▪	*** per animal (no breeding rights) plus shipping. Execution of standard Xenogen material transfer form by Local Customer required.

▪	*** initial access fee for three (3) breeding pairs (plus shipping), with *** annual renewal fee per model with breeding rights plus shipping. Execution of standard Xenogen material transfer form by Local Customer required.

Creation of custom animal models to be addressed on a case-by-case basis.

‡‡	Indicates that an MTA for Bioware™ is required (see Exhibit C-3).
‡‡‡	Indicates that an MTA for LPTA™ animal models is required (see Exhibit C-4).

*** Confidential treatment requested

Appendix 1 Local Customer Exclusions

Novartis

GlaxoSmithKline

Roche (but not including Chugai Pharmaceuticals Co., Ltd.)

Merck and Co. (but not including Banyu Pharmaceutical Co.)

AstraZeneca

BristolMeyersSquibb

EXHIBIT C-1

NON-COMMERCIAL IMAGING LICENSE END USER AGREEMENT

THIS NON-COMMERCIAL IMAGING LICENSE END USER AGREEMENT (the “License”), between Xenogen of business at 860 Atlantic Avenue, Alameda, CA 94501 USA (“XENOGEN”) and                                                                           ,with a principal place of business at                                                                           (“INSTITUTION”) (each a “Party” and collectively, the “Parties”), is entered into as of                              (the “Effective Date”).

Background. INSTITUTION desires to purchase, through XENOGEN’s authorized distributor, SC BioSciences Corporation (“DISTRIBUTOR”), an IVIS™ Imaging System; and INSTITUTION desires to acquire, and XENOGEN agrees to grant to INSTITUTION, a limited license to XENOGEN’s in-vivo bioluminescent imaging technology and Living Image® Software; under the terms of sale agreed to between INSTITUTION and DISTRIBUTOR (such sale contract referred to as the “Sales Agreement”), and the following terms and conditions:

1.	Definitions.

1.1 The capitalized terms in this Agreement shall have the meanings ascribed to them in this Agreement or in the Sales Agreement.

1.2 “Affiliate” means an individual who is, with respect to INSTITUTION, either: (i) an employee, currently enrolled student in good standing, a postdoctoral fellow or a research fellow; or (ii) a visiting scientist at INSTITUTION who is primarily employed by another academic or non-profit research institution. It is understood that “Affiliate” shall not be construed to include individuals whose primary employment and/or responsibility is with a commercial or for-profit entity.

1.3 “Equipment” means the specific equipment described in the Sales Agreement.

1.4 “imaging System” means XENOGEN’s IVIS™ Imaging System as described in the Sales Agreement, consisting of the Equipment, Living Image® Software and any related components delivered to and installed at INSTITUTION and purchased or licensed by INSTITUTION.

1.5 “Software” means the object code form of Xenogen’s Living Image® image processing and data analysis software included with the Imaging System, as well as updates and upgrades provided by XENOGEN at its sole discretion, and documentation related thereto.

1.6 “Xenogen Imaging Technology” means the patent applications JP97-519671 and JP2002-218983 for Japan and other patents and patent applications (and any patents issuing thereon) in the Territory covering the practice of in vivo imaging now owned or acquired by Xenogen during the term of the Agreement, as well as divisions, continuations, and continuations-in-part (to the

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extent it contains subject matter deriving a priority date from the original patent application) extensions, renewals, reissues and reexaminations of the foregoing patents (including patents issuing on the foregoing patent applications or resulting from reissues or re-examinations) in the Territory.

2.	Living Image® Software License and Restrictions.

2.1 License. XENOGEN hereby grants to INSTITUTION a non-exclusive, non-transferable license, without the right to sublicense, to use, store and display the Software with the practice of the Xenogen Imaging Technology only in conjunction with (i) the Equipment at site authorized in the Sales Agreement, and (ii) up to five (5) desktop computers at such site for reasonable analysis of data obtained using the Imaging System. INSTITUTION may make copies of the Software as necessary to exercise the rights granted herein, as well as an additional copy for backup purposes. Licenses for additional copies of the Software may be purchased from XENOGEN at its then-applicable retail price.

2.2 Restrictions. INSTITUTION may not load, run or operate the Software other than in conjunction with the Equipment. INSTITUTION shall not pledge, lease, rent, distribute or share INSTITUTION’s rights under this License. INSTITUTION shall not alter the Software in any manner whatsoever, and INSTITUTION agrees that it will not, without XENOGEN’s prior written consent, directly or indirectly, modify, make derivative works, or make any additional copies of the Software, except as expressly authorized in this Article 2. INSTITUTION further agrees that it shall not, directly or indirectly, attempt to reverse engineer or decompile the Software or otherwise derive source code from the Software and shall not allow third parties to do so. INSTITUTION shall not make the Software available to any other third party or provide services to third parties based on the Software without XENOGEN’s express written consent. INSTITUTION shall not cause or permit any combining of the Software with other computer program materials to form a derivative work without XENOGEN’s express written permission, and in the event such permission has been granted, INSTITUTION shall, upon discontinuance or termination of this license, remove the Software from the derivative work and return it to XENOGEN or, at XENOGEN’s option, destroy the Software and certify such destruction to XENOGEN.

2.3 Ownership. The copyright of the Software is, and shall remain owned, by XENOGEN. As between XENOGEN and INSTITUTION, title to and ownership of the Software, and all copies thereof, as well as any improved, updated, modified or additional parts thereof, and all copyright, patent, trade secret, trademark and other intellectual property rights embodied in the Equipment, shall at all times remain the property of XENOGEN. This License conveys only a limited right of use revocable in accordance with the terms of this License.

3.	License Fees. XENOGEN and INSTITUTION acknowledge that XENOGEN has received fair consideration for the license granted hereunder. use, both for itself and for its Affiliates, Xenogen Imaging Technology solely with the Imaging System and solely for non-profit educational and non-commercial academic research purposes at the System Site.

4.	Disclaimer of Warranties. DISTRIBUTOR’S LIMITED WARRANTY SET FORTH IN THE SALES AGREEMENT IS THE EXCLUSIVE WARRANTY WITH RESPECT TO THE IMAGING SYSTEM. XENOGEN MAKES NO OTHER WARRANTIES (EXPRESS, IMPLIED,

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STATUTORY OR OTHERWISE) WITH RESPECT TO THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY PROVIDED HEREUNDER, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES OF NON INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. XENOGEN DOES NOT REPRESENT OR WARRANT THAT THE EQUIPMENT OR SOFTWARE WILL BE FREE OF DEFECT, UNINTERRUPTED, ACCURATE, COMPLETE, CURRENT, STABLE, BUG-FREE, ERROR-FREE, OR AVAILABLE AT ANY TIME.

5.	Indemnification. XENOGEN SHALL NOT BE LIABLE FOR ANY USE OF THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY BY INSTITUTE, OR FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY OF ANY KIND, THAT MAY ARISE FROM OR IN CONNECTION WITH THE USE, HANDLING OR STORAGE OF THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY. NO INDEMNIFICATION FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY IS INTENDED OR SHALL BE PROVIDED BY ANY PARTY UNDER THIS AGREEMENT. IN NO EVENT SHALL XENOGEN HAVE ANY LIABILITY TO INSTITUTE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF DATA, OR COST OF SUBSTITUTE GOODS OR SERVICES) REGARDLESS OF THE THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND REGARDLESS OF WHETHER INSTITUTE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	Imaging License.

6.1 Non-Commercial Imaging License. As of the Installation Date, XENOGEN grants to INSTITUTION a non-exclusive, non-transferable, royalty-free license, without the right to sublicense, (“Imaging License”) to use, both for itself and for its Affiliates, Xenogen Imaging Technology solely for non-profit educational and non-commercial academic research purposes at the System Site.

6.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of Articles 2 and 6 shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. Under no circumstances will an Imaging License be implied to any individual who is not an Affiliate.

6.3 Limitations. In the event that noncommercial academic research employing the Xenogen Imaging Technology is funded in whole or in part by a for-profit or commercial entity, INSTITUTION shall notify XENOGEN in writing of the identity of such for-profit or commercial entity. INSTITUTION shall not use nor allow an Affiliate to use the Imaging System with the Xenogen Imaging Technology for fee-for-service or contract research and accordingly, shall not permit use (i) by any third party who is not an Affiliate, or (ii) where any commercial or for-profit entity retains any ownership interest in data generated using the Imaging System with the Xenogen Imaging Technology, without the express prior written consent of XENOGEN. For the avoidance of doubt, an entity is deemed to retain an ownership interest in any data where that entity has the right to block publication of the data for more than ninety (90) days after first learning of the data.

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6.4 Automatic Termination. Without limiting any other remedies that XENOGEN may have hereunder, the licenses granted herein shall automatically terminate in the event that INSTITUTION sells or otherwise transfers the Equipment to a third party.

7.	Miscellaneous.

7.1 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

7.2 Severability. In the event that any provisions of this License are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the License shall remain in full force and effect without said provision.

7.3 Relationship of the Parties. Nothing in this License is intended or shall be deemed to constitute a license, partnership, agency, employer-employee, or joint-venture relationship between the Parties. Except as specifically provided herein, neither INSTITUTION nor XENOGEN shall make any representations or commitments on behalf of the other.

7.4 Use of Name. With the exception of the following, neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party. INSTITUTION agrees to acknowledge the use of XENOGEN’s Living Image® software, IVIS™ Imaging System and Xenogen Imaging Technology in any publication or press release relating to data generated using the Software, Equipment or Xenogen Imaging Technology, respectively. XENOGEN may use the INSTITUTION’s name in lists of laboratories/sites where XENOGEN’s imaging systems are installed.

7.5 Assignment. INSTITUTION may not assign the rights and obligations of this License without the prior written consent of XENOGEN. Any transfer or assignment not authorized hereunder will be null and void. Any permitted assignee shall assume all of the assignor’s obligations under this License. This License shall be binding upon, and inure to the benefit of, the Parties and their permitted successors and assigns.

7.6 Entire License. This License constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supercedes and cancels all terms in any purchase order relating to the subject matter hereof, and supercedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this License shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

7.7 Compliance with Laws. In exercising its rights under the Imaging License, INSTITUTION shall fully comply in all material respects with the requirements of any and all applicable laws, rules, regulations and orders of any governmental body having jurisdiction over the exercise of rights under this License.

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7.8 Governing Law; Venue. This License and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this License shall be the U.S. district court for the Northern District of California, and the Parties hereby consent to the exclusive and personal jurisdiction of such courts for the purposes of this License and this Section 7.8. In the event that such jurisdiction is rejected by such district court, the Parties agree to binding arbitration held under the rules of the American Arbitration Association then in effect, in the English language and occurring in San Francisco, California by a mutually agreeable arbitrator with experience in the field of the dispute. The Parties shall share equally the fees of the arbitrator, but each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the arbitrator may, in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

7.9 Headings. The captions to the several Sections and Articles hereof are not a part of this License, but are included merely for convenience of and shall not affect its meaning or interpretation.

7.10 Counterparts. This License may be executed in two counterparts, each of which shall be deemed an original and which together will constitute one instrument.

7.11 Notices. All notices, requests and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by electronic facsimile transmission or (iii) sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party:

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501 USA

Attn: Legal Department

Fax: (510) 291-6232

[INSTITUTION]

[                        ]

[                        ]

[                        ]

Any notice shall be deemed to have been given on the date of delivery in (i), the business day of delivery in (ii) and five (5) business days after transmission in (iii).

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8. Termination.

8.1 Termination for Cause. XENOGEN may terminate this License in the event INSTITUTION has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after providing written notice thereof to INSTITUTION. Termination will become effective at the end of such thirty (30) say period unless INSTITUTION has cured any such breach or default prior to the expiration of such period.

8.2 Termination without Cause. INSTITUTION may terminate this License for any reason upon thirty (30) days written notice to XENOGEN.

8.3 Effect of Termination. Upon the termination of this License for any reason: (a) INSTITUTION shall have no further right to use the Software and Xenogen Imaging Technology; and (b) all licenses granted by XENOGEN to INSTITUTION will be terminated; (c) all rights and obligations of the parties under this License shall be discharged, except that Articles 1, 5, 7 and 8 and Sections 2.2 and 2.3 shall survive any termination hereof; and (d) INSTITUTION shall return to XENOGEN the Software provided to INSTITUTION under this License within thirty (30) days of the termination of this License. INSTITUTION shall ship the Software, at its expense, F.O.B. XENOGEN’s facility at the address specified in Section 7.11.

8.4 Accrued Rights and Obligations. Termination of this License for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this License.

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IN WITNESS WHEREOF, INSTITUTION and XENOGEN hereby execute this License by their duly authorized representatives.

INSTITUTION

Signed:

Name:

Title:

XENOGEN CORPORATION

Signed:

Name:

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EXHIBIT C-2

COMMERCIAL IMAGING LICENSE END USER AGREEMENT

THIS COMMERCIAL IMAGING LICENSE END USER AGREEMENT (the “License”), between Xenogen of business at 860 Atlantic Avenue, Alameda, CA 94501 USA (“XENOGEN”) and                                                                  , with a principal place of business at                                                           (“COMPANY”) (each a “Party” and collectively, the “Parties”), is entered into as of                          (the “Effective Date”).

Background. COMPANY desires to purchase, through XENOGEN’s authorized distributor, SC BioSciences Corporation (“DISTRIBUTOR”), an IVIS™ Imaging System; and COMPANY desires to acquire, and XENOGEN agrees to grant to COMPANY, a limited license to XENOGEN’s in-vivo imaging technology and Living Image® Software; under the terms of sale agreed to between COMPANY and DISTRIBUTOR (such sale contract referred to as the “Sales Agreement”), and the following terms and conditions.

1. Definitions.

1.1 The capitalized terms in this Agreement shall have the meanings ascribed to them in this Agreement or in the Sales Agreement.

1.2 “Affiliate” means any corporation, firm, partnership or other legal entity which, directly or indirectly, controls, is controlled by or is under common control with a Party. For the purposes of this definition only, “control” shall mean (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities or capital stock of such entity, or (ii) such other relationship as in fact results in actual control over the management, business and affairs of such entity.

1.3 “Authorized Site” means COMPANY’s designated research facility(ies) where the System(s) will be installed and used, located at [                            ]. COMPANY may designate an alternate/additional Authorized Site in accordance with the terms of this Agreement.

1.4 “Control” or “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any third party.

1.5 “Equipment” means the specific equipment described in the Sales Agreement.

1.6 “Field” means internal pharmaceutical preclinical research in the therapeutic area of [                        ], but excluding Third Party Research.

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1.7 “Imaging System” means XENOGEN’s IVIS™ Imaging System as described in the Sales Agreement, consisting of the Equipment, Living Image® Software and any related components delivered to and installed at COMPANY and purchased or licensed by COMPANY.

1.8 “Installation Date” shall have the meaning set forth in the Sales Agreement.

1.9 “Software” means the object code form of Xenogen’s Living Image® image processing and data analysis software included with the Imaging System, as well as updates and upgrades provided by XENOGEN at its sole discretion, and documentation related thereto.

1.10 “Strategic Alliance” means an agreement between COMPANY and a third party that establishes a collaboration, joint venture, corporate partnership or other similar type of strategic alliance between COMPANY and such third party involving collaborative research and development in a specified field of interest to the parties, and where such collaborative research includes access to and use of material COMPANY technology and intellectual property other than the Xenogen Imaging Technology, and in which COMPANY contributes substantial scientific effort, and under which COMPANY has been granted or retains proprietary rights for significant intellectual property generated under the work conducted pursuant to such agreement. For clarity, it is acknowledged that the term “Strategic Alliance” does not cover Third Party Research or other arrangements between COMPANY and a third party under which COMPANY only performs contract services for such third party on a fee for service basis, where COMPANY provides such third party the data or other information resulting from such service and COMPANY retains no material rights in any such data or information.

1.11 “Term” means the term of this License as set forth in Section 9.1.

1.12 “Third Party Research” means research conducted by COMPANY in support of any relationship or agreement between COMPANY and a for-profit, third-party entity and for which COMPANY does not retain, or is not granted, proprietary rights for significant intellectual property generated under the work conducted pursuant to such relationship or agreement.

1.13 “Xenogen Imaging Technology” means the patent applications JP97-519671 and JP2002-218983 for Japan and other patents and patent applications (and any patents issuing thereon) in the Territory covering the practice of in vivo imaging now owned or acquired by Xenogen during the term of the Agreement, as well as divisions, continuations, and continuations-in-part (to the extent it contains subject matter deriving a priority date from the original patent application), extensions, renewals, reissues and reexaminations of the foregoing patents (including patents issuing on the foregoing patent applications or resulting from reissues or re-examinations) in the Territory.

2. Living Image® Software License and Restrictions.

2.1 License. XENOGEN hereby grants to COMPANY a non-exclusive, non-transferable license, without the right to sublicense, to use, store and display the Software solely in connection with the practice of the Xenogen Imaging Technology only in conjunction with (i) the Imaging System at the Authorized Site, and (ii) up to five (5) desktop computers at such site for reasonable analysis of data obtained using the Imaging System. COMPANY may make copies of the Software

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as necessary to exercise the rights granted herein, as well as an additional copy for backup purposes. During the Term, licenses for additional copies of the Software may be purchased from DISTRIBUTOR at its then-applicable retail price.

2.2 Restrictions. COMPANY may not load, run or operate the Software other than in conjunction with the Equipment. COMPANY shall not pledge, lease, rent, distribute or share COMPANY’s rights under this license. COMPANY shall not alter the Software in any manner whatsoever, and COMPANY agrees that it will not, without XENOGEN’s prior written consent, directly or indirectly, modify, make derivative works, or make any additional copies of the Software, except as expressly authorized in this Article 2. COMPANY further agrees that it shall not, directly or indirectly, attempt to reverse engineer or decompile the Software or otherwise derive source code from the Software and shall not allow third parties to do so. COMPANY shall not make the Software available to any other third party or provide services to third parties based on the Software without XENOGEN’s express written consent. COMPANY shall not cause or permit any combining of the Software with other computer program materials to form a derivative work without XENOGEN’s express written permission, and in the event such permission has been granted, COMPANY shall, upon discontinuance or termination of this license, remove the Software from the derivative work and return it to XENOGEN or, at XENOGEN’s option, destroy the Software and certify such destruction to XENOGEN.

2.3 Ownership. The copyright of the Software is, and shall remain owned, by XENOGEN. As between XENOGEN and COMPANY, title to and ownership of the Software, and all copies thereof, as well as any improved, updated, modified or additional parts thereof, and all copyright, patent, trade secret, trademark and other intellectual property rights embodied in the Software, shall at all times remain the property of XENOGEN. This License conveys only a limited right of use revocable in accordance with the terms of this License.

3. License Fees. [                                        ]

4. Representations and Warranties.

4.1 Representations and Warranties by the Parties. Each of COMPANY and XENOGEN hereby represents and warrants to the other Party that:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement,

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guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(f) it shall comply with all applicable laws, rules and regulations relating to the performance of its activities under this Agreement.

4.2 No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

4.3 Disclaimer of All Other Warranties. DISTRIBUTOR’S LIMITED WARRANTY SET FORTH IN THE SALES AGREEMENT IS THE EXCLUSIVE WARRANTY WITH RESPECT TO THE IMAGING SYSTEM. XENOGEN MAKES NO OTHER WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY, AND SPECIFICALLY DISCLAIMS ANY AND All IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND All WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. XENOGEN DOES NOT REPRESENT OR WARRANT THAT THE EQUIPMENT OR SOFTWARE WILL BE FREE OF DEFECT, UNINTERRUPTED, ACCURATE, COMPLETE, CURRENT, STABLE, BUG-FREE, ERROR-FREE, OR AVAILABLE AT ANY TIME.

5. Indemnification and Limitation of Liability.

5.1 Indemnification by COMPANY. COMPANY shall indemnify, defend and hold XENOGEN and its directors, officers, employees and agents and the Trustees of Leland Stanford Jr. University (“Stanford”), Stanford Health Services and their respective trustees, officers, employees, students and agents (collectively the “Xenogen Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ fees), losses or causes of action (each, a “Liability”) arising out of or relating to COMPANY’s use of the Xenogen Imaging Technology or the Imaging System (except for third party claims of patent, trademark or copyright infringement relating solely to the Imaging System), or (ii) a material breach of this Agreement by COMPANY. Notwithstanding the foregoing, COMPANY shall have no indemnification obligation under this Section 5.1 to the extent that such Liability is caused by the gross negligence or willful misconduct of XENOGEN.

5.2 Indemnification by XENOGEN. XENOGEN shall indemnify, defend and hold COMPANY and its directors, officers, employees and agents (collectively the “Company

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Indemnitee(s)”) harmless from and against any and all Liabilities arising out of or relating to any third party claim of patent, trademark or copyright infringement due solely to COMPANY’s use of the Imaging System (except to the extent such third party claim would not have arisen but for COMPANY’s use of the Imaging System with processes or materials not provided by XENOGEN hereunder). In addition, XENOGEN shall indemnify and hold COMPANY harmless from and against any Liabilities arising at any time in connection with XENOGEN’s use of any COMPANY images (except that XENOGEN shall have no indemnification obligation under this Section 5.2 for Liabilities arising out of or relating to any third party claim of copyright infringement in connection with XENOGEN’s use of any COMPANY images in the event that COMPANY approves the use of such images by Xenogen pursuant to Section 7.3 but fails to identify such images as being subject to a third party copyright). Notwithstanding the foregoing, XENOGEN shall have no indemnification obligation under this Section 5.2 to the extent that such Liability is caused by the gross negligence or willful misconduct of COMPANY. If the Software is, or in the opinion of XENOGEN may become, the subject of any claim for infringement then XENOGEN shall, at its option and expense, either (a) procure for COMPANY the right to use the Software, or (b) replace or modify the Software with other suitable and reasonably equivalent products so that the Software becomes non-infringing, or (c) if (a) and (b) are not practicable, as determined in XENOGEN’s sole discretion, terminate COMPANY’s license with respect to such Software and refund a pro rata and proportional portion of the license fees paid based on use of the Software.

5.3 Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Article 5 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding, cause of action or other potential Liability in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Section 5.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 5 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 5, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 5. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this Article 5. The Indemnitor shall not be responsible for any costs or expenses incurred by the Indemnitee without the Indemnitor’s prior written consent, which consent will not be unreasonably withheld.

5.4 EXCEPT FOR XENOGEN’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 5, XENOGEN SHALL NOT BE LIABLE FOR ANY USE OF THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY BY COMPANY, OR FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY OF ANY KIND, THAT MAY ARISE FROM OR IN CONNECTION WITH THE USE, HANDLING OR STORAGE OF THE IMAGING SYSTEM OR XENOGEN IMAGING TECHNOLOGY. NO INDEMNIFICATION FOR ANY LOSS, CLAIM,

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DAMAGE, OR LIABILITY IS INTENDED OR SHALL BE PROVIDED BY ANY PARTY UNDER THIS AGREEMENT. IN NO EVENT SHALL XENOGEN HAVE ANY LIABILITY TO COMPANY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF DATA, OR COST OF SUBSTITUTE GOODS OR SERVICES) REGARDLESS OF THE THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND REGARDLESS OF WHETHER COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Imaging License.

6.1 Non-Commercial Imaging License. As of the Installation Date, XENOGEN grants to COMPANY and Affiliates a non-exclusive, non-transferable, royalty-free license, without the right to sublicense, (“Imaging License”) to use Xenogen Imaging Technology solely within the Field at the Authorized Site.

6.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of Sections 2.1 and 6.1 shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

6.3 Limitations. The licenses granted in Sections 2.1 and 6.1 are only for use at the Authorized Site(s). Use at other geographic locations requires negotiation of a separate agreement with Xenogen. COMPANY may not exercise the licenses granted herein in support of any relationship or agreement with a third-party, commercial entity, including Third Party Research or in connection with Strategic Alliances. No other license or rights shall be deemed granted or created by implication, estoppel or otherwise.

6.4 Automatic Termination. Without limiting any other remedies that XENOGEN may have hereunder, the licenses granted herein shall automatically terminate in the event that COMPANY sells or otherwise transfers the Equipment to a third party.

7. Intellectual Property Rights.

7.1 Ownership of Inventions. The Parties acknowledge and agree that ownership of all inventions, discoveries and innovations (including any patent applications, patents or other intellectual property rights arising directly related thereto) arising hereunder by COMPANY (hereinafter “Inventions”) shall be determined as follows:

(a) XENOGEN Intellectual Property. XENOGEN shall be the sole and exclusive owner of any Invention to the extent related to the Imaging System or the Xenogen Imaging Technology. COMPANY hereby assigns all its title to and interest in any and all such inventions to XENOGEN, and upon request and at XENOGEN’s expense, agrees to reasonably cooperate with XENOGEN to enable XENOGEN to perfect its interest in any and all such Inventions.

(b) COMPANY Intellectual Property. COMPANY shall be the sole and exclusive owner of any Invention to the extent related to any subject matter other than the Imaging

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System or Xenogen Imaging Technology. XENOGEN hereby assigns all its title to and interest in any and all such inventions to COMPANY, and upon request and at COMPANY’s expense, agrees to reasonably cooperate with COMPANY to enable COMPANY to perfect its interest in any and all such Inventions.

7.2 Patent Prosecution. Each Party shall be responsible, at its own expense for the preparation, filing, prosecution, maintenance, enforcement or defense of any patent applications or patents claiming Inventions owned by it pursuant to Section 7.1. Nothing herein shall be construed as granting to either Party any license or other rights with respect to any Inventions, or any patent applications or patents directed thereto, which are owned by the other Party pursuant to Section 7.1. Inventorship shall be determined in accordance with U.S. patent law.

7.3 Publications. In accordance with scientific custom, the contribution of each Party will be expressly noted in all written or oral public disclosures, by acknowledgment or co-authorship, as appropriate. In the event that either Party publishes such results in the scientific literature, acknowledgment will be made to the other Party and its personnel in the accepted style consistent with customary scientific practices, as appropriate. COMPANY agrees to provide XENOGEN with a copy of any publications or presentations by COMPANY referencing the Xenogen Imaging Technology or present images taken using the Xenogen Imaging Technology at least forty-five (45) days prior to submission to a publisher or presentation to any third party. Thereafter, XENOGEN may use such materials in its own presentations regarding the efficacy of Xenogen Imaging Technology.

8.	Miscellaneous.

8.1 Audits. During the Term of this Agreement and thereafter, XENOGEN shall have the right to audit or have audited, by an independent public accountant designated by XENOGEN and reasonably acceptable to COMPANY, no more than once in each calendar year during the term of this Agreement and no more than twice during the three (3) calendar years following the expiration or termination of this Agreement, COMPANY’s books and records with at least fifteen (15) business days prior written notice and at COMPANY’s normal business hours for the purpose of verifying compliance with the terms of this Agreement. XENOGEN shall bear the cost of such audits. All information learned in the course of any such audit(s), excluding amounts due to XENOGEN, shall be considered Confidential Information and shall be subject to confidentiality obligations of this Agreement. Moreover, COMPANY agrees that XENOGEN shall have the right, from time to time, to review electronic image files produced by COMPANY using the Imaging System, in order to insure proper use of the Xenogen Imaging Technology and any Imaging System with which it is used, as well as compliance with the license granted herein.

8.2 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.3 Severability. In the event that any provisions of this License are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the License shall remain in full force and effect without said provision.

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8.4 Relationship of the Parties. Nothing in this License is intended or shall be deemed to constitute a license, partnership, agency, employer-employee, or joint-venture relationship between the Parties. Except as specifically provided herein, neither COMPANY nor XENOGEN shall make any representations or commitments on behalf of the other.

8.5 Use of Name. With the exception of the following, neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party. COMPANY agrees to acknowledge the use of XENOGEN’s Living Image® software, IVIS™ Imaging System and Xenogen Imaging Technology in any publication or press release relating to data generated using the Software, Equipment or Xenogen Imaging Technology, respectively. XENOGEN may use the COMPANY’s name in lists of laboratories/sites where XENOGEN’s imaging systems are installed.

8.6 Assignment. COMPANY may not assign the rights and obligations of this License without the prior written consent of XENOGEN. Any transfer or assignment not authorized hereunder will be null and void. Any permitted assignee shall assume all of the assignor’s obligations under this License. This License shall be binding upon, and inure to the benefit of, the Parties and their permitted successors and assigns.

8.7 Entire License. This License constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supercedes and cancels all terms in any purchase order relating to the subject matter hereof, and supercedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this License shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

8.8 Compliance with Laws. In exercising its rights under this License, COMPANY shall fully comply in all material respects with the requirements of any and all applicable laws, rules, regulations and orders of any governmental body having jurisdiction over the exercise of rights under this License.

8.9 Governing Law; Venue. This License and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this License shall be the U.S. district court for the Northern District of California, and the Parties hereby consent to the exclusive and personal jurisdiction of such courts for the purposes of this License and this Section 8.9. In the event that such jurisdiction is rejected by such district court, the Parties agree to binding arbitration held under the rules of the American Arbitration Association then in effect, in the English language and occurring in San Francisco, California by a mutually agreeable arbitrator with experience in the field of the dispute. The Parties shall share equally the fees of the arbitrator, but each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the arbitrator may, in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

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made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

8.10 Headings. The captions to the several Sections and Articles hereof are not a part of this License, but are included merely for convenience of and shall not affect its meaning or interpretation.

8.11 Counterparts. This License may be executed in two counterparts, each of which shall be deemed an original and which together will constitute one instrument.

8.12 Notices. All notices, requests and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by electronic facsimile transmission or (iii) sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party:

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501 USA

Attn: Legal Department

Fax: (510) 291-6232

[COMPANY]

[                    ]

[                    ]

[                    ]

Any notice shall be deemed to have been given on the date of delivery in (i), the business day of delivery in (ii) and five (5) business days after transmission in (iii).

9. Termination.

9.1 Term. This License will commence on the Installation Date and, unless terminated earlier as provided in this Article 9, will expire      years after such Date (the “Term”).

9.2 Termination for Cause. XENOGEN may terminate this License in the event COMPANY has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after providing written notice thereof to COMPANY. Termination will become effective at the end of such thirty (30) day period unless COMPANY has cured any such breach or default prior to the expiration of such period.

9.3 Termination without Cause. COMPANY may terminate this License for any reason upon thirty (30) days written notice to XENOGEN.

9.4 Effect of Termination. Upon the termination of this License for any reason: (a) COMPANY shall have no further right to use the Software and Xenogen Imaging Technology;

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and (b) all licenses granted by XENOGEN to COMPANY will be terminated; (c) all rights and obligations of the parties under this License shall be discharged, except that Articles 1, 5, 7 and 8 and Sections 2.3, 4.3, 6.2, 9.4 and 9.5 shall survive any termination hereof; and (d) COMPANY shall return to XENOGEN the Software provided to COMPANY under this License within thirty (30) days of the termination of this License. COMPANY shall ship the Software, at its expense, F.O.B. XENOGEN’s facility at the address specified in Section 8.11.

9.5 Accrued Rights and Obligations. Termination of this License for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this License.

IN WITNESS WHEREOF, COMPANY and XENOGEN hereby execute this License by their duly authorized representatives.

COMPANY

Signed:

Title:
Date:

XENOGEN CORPORATION

Signed:
Name:

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EXHIBIT C-3

Bioware™ MATERIAL TRANSFER AGREEMENT

This Agreement is made as of [                ], 2003 (the “Effective Date”) by and between Xenogen Corporation, having a principal place of business at 860 Atlantic Avenue, Alameda, California 94501 (“XENOGEN”) and [                ], having a principal place of business at [                ], (“RECIPIENT”) (each a “Party” and collectively, the “Parties”).

BACKGROUND

A. XENOGEN has expertise in the development and detection of living cells or organisms that have the property of bioluminescence, and owns or has proprietary rights relating thereto.

B. RECIPIENT wishes to obtain access to certain bioluminescent living cells or organisms, owned or controlled by XENOGEN (and marketed under the trademark Bioware™), for use in the discovery and/or preclinical development of therapeutic products.

NOW, therefore, the Parties agree as follows:

1. Materials.

1.1 Transfer and Use. XENOGEN shall transfer to RECIPIENT the Bioware™ living cell/strain lines listed on Exhibit A attached hereto in the quantities specified in Appendix A (the “Materials”) for use by RECIPIENT solely in internal drug discovery and/or preclinical drug development research. XENOGEN will transfer the Materials to RECIPIENT as soon as practicable following the Effective Date. As used herein, the term “Materials” includes the original materials transferred to RECIPIENT, as well as any Derivatives, Progeny, or improvements thereof. As used herein, the term “Progeny” shall mean and refer to both unmodified descendents and modified descendents of the Materials that occur as a result of a naturally occurring mutation or other spontaneous process. The term “Derivative” shall mean a substance that is directly or indirectly derived from the Materials or any Progeny thereof, including, without limitation, a product expressed by or generated from the Materials or Progeny. For the avoidance of doubt, a “Derivative” shall not include any pharmaceutical products (or any predecessor substances of such products) of RECIPIENT even if Materials are utilized in studies by RECIPIENT to evaluate such pharmaceutical product; provided that such pharmaceutical product does not contain any substance or material obtained from the Materials.

1.2 Care in Use of Materials. RECIPIENT acknowledges that the Materials are experimental in nature and may have unknown characteristics. RECIPIENT therefore agrees to use prudence and all reasonable care in the use, handling, storage, transportation and disposition and containment of the Materials, and to maintain the Materials under suitable containment conditions in compliance with all applicable national, state and local laws, regulations, rules and ordinances.

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2. Consideration and Tax Responsibility.

2.1 Consideration. In consideration for delivery of the Materials and the bailment(s) provided to RECIPIENT herein for the first year after the date of delivery, RECIPIENT shall pay to XENOGEN a non-refundable access fee (“Initial Fee”) of [            ] dollars ($            ), according to the itemized schedule in Exhibit A. This Initial Fee is due within ten (10) days after delivery of the Materials. Thereafter, unless RECIPIENT terminates this Agreement pursuant to Section 11.2, RECIPIENT shall pay to XENOGEN a non-refundable annual fee of [            ] dollars ($            ), according to the itemized schedule in Exhibit A (“Subsequent Fee”) in consideration for continued access to, and use of, the Materials for a Subsequent Year (as defined in Section 11.1) below. RECIPIENT understands and acknowledges that the Initial and Subsequent Fees apply only to RECIPIENT’s use of the Materials at the Authorized Site described in Section 4.3, and that any transfer of the Materials requires XENOGEN’s express written consent and a separate, fee-bearing agreement.

2.2 Tax Responsibility. RECIPIENT shall pay or reimburse XENOGEN as appropriate for any sales tax, use tax, excise tax, withholding tax, customs duty (including any applicable V.A.T. tax) or other tax imposed or levied with respect to the payment of the Fee by RECIPIENT. In no event shall RECIPIENT be responsible for any tax imposed upon XENOGEN based upon XENOGEN’s income or for the privilege of doing business.

3. Ownership; Bailment. RECIPIENT agrees that, as between the Parties, the Materials and all Derivatives, Progeny and/or variants thereof are and shall be owned and/or controlled exclusively by Xenogen, and that this Agreement creates a bailment by RECIPIENT with respect to any and all such Materials, Derivatives, Progeny and/or variants thereof. RECIPIENT agrees that all intellectual property rights relating to the Materials (including, but not limited to, those rights concerning the composition, methods of production, or uses, of the Materials) are and shall continue to be owned and/or controlled exclusively by XENOGEN. However, RECIPIENT shall exclusively own any invention made by RECIPIENT using the Materials but which relates to subject matter other than the Materials (which includes, but is not limited to, the composition, methods of production, or uses, of the Materials).

4. Limitations on Use.

4.1 No Human Use. RECIPIENT shall not use the Materials for any human in vivo use whatsoever, or for any human in vitro diagnostic or therapeutic applications.

4.2 No Transfer to Third Parties. RECIPIENT shall not transfer the Materials to any person who is not under the immediate and direct employment of RECIPIENT.

4.3 Authorized Site. The Materials are provided to RECIPIENT for use solely at the Authorized Site listed in Appendix B hereto. RECIPIENT shall not transfer the Materials to any place other than Recipient’s facilities at the Authorized Site.

4.4 No Contract Research. RECIPIENT shall not use the Materials in the performance of or in conjunction with, any contract research service for a third party.

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4.5 No Modification. RECIPIENT shall not attempt to alter or modify the Materials in any way without the further prior written consent of XENOGEN, or attempt, directly or indirectly, to re-engineer the Materials, or extract or transfer any genetic material from the Materials to another organism.

5. Warranty.

5.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 5.2 BELOW, THE MATERIALS ARE PROVIDED “AS-IS” AND XENOGEN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE MATERIALS, AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. XENOGEN DISCLAIMS ANY WARRANTY THAT THE MATERIALS OR THE USE THEREOF Will NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

5.2 Limited Replacement. To the extent the Materials are not living or fail to exhibit any luminescent properties upon delivery to RECIPIENT, and RECIPIENT notifies XENOGEN thereof within seven (7) days after receipt of the Materials, XENOGEN shall provide replacement Materials to RECIPIENT. The foregoing constitutes RECIPIENT’s sole remedy for dissatisfaction with the Materials or failure of the Materials to perform in accordance with XENOGEN’s specifications of the Materials existing at the time of delivery.

6. Indemnification.

6.1 Indemnification of XENOGEN. RECIPIENT agrees to indemnify, defend and hold XENOGEN and its directors, officers, employees and agents (the “Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a “liability”) arising out of or relating in any way to RECIPIENT’s possession, propagation or use of the Materials, whether based on negligence, product liability or otherwise, or any breach of this Agreement by RECIPIENT, except to the extent, in each case, that such Liability is caused by infringement of a third party intellectual property right by the Materials or by the gross negligence or willful misconduct by XENOGEN as determined by a court of competent jurisdiction. Notwithstanding the above, RECIPIENT shall not enter into any settlement or other agreement which makes any admission of negligence or wrongdoing on the part of any Indemnitee without the prior written consent of XENOGEN.

6.2 Indemnification of RECIPIENT. XENOGEN, at its expense, shall indemnify, defend and hold RECIPIENT and its directors, officers, employees and agents (the “RECIPIENT Indemnitee(s)”) harmless from and against all liabilities, claims, demands and expenses (including without limitation reasonable attorneys’ fees and other costs of litigation) of any action, suit or proceeding brought against RECIPIENT which alleges that any Material infringes any copyright, patent or any intellectual property right or other proprietary right of any third party. Notwithstanding the foregoing, XENOGEN shall have no liability for any infringement or claim thereof based upon: (a) the combination of the Materials with products not provided by XENOGEN; (b) modification or alteration of the Materials by any person or entity other than XENOGEN; or

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(c) uses of the Materials with products or processes not provided by Xenogen. XENOGEN may, at its sole option and at its expense, either: (i) replace or modify the Materials to make it non-infringing without material impairment of its functionality; (ii) require RECIPIENT to remove and return to XENOGEN the Materials involved and refund RECIPIENT a portion of the fee thereof; or (iii) obtain for RECIPIENT the right to continue using the Materials. THIS SECTION STATES XENOGEN’S SOLE LIABILITY, AND RECIPIENT’S SOLE REMEDY, HEREUNDER WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AS DESCRIBED HEREIN.

7. Licenses.

7.1 Imaging License. RECIPIENT agrees to secure and maintain (via a separate agreement with Xenogen) an Imaging License in force so long as the Materials are being used for applications covered by one or more claims in U.S. Patent Nos. 5,650,135, 6,217,847 and continuations, continuations-in-part, divisionals, and foreign counterparts thereof (including patent applications JP97-519671 and JP2002-218983 in Japan). An “Imaging License” is a license from Xenogen under U.S. Patent No. 5,650,135 and 6,217,847 and any continuations, continuations-in-part, divisionals, and foreign counterparts thereof (including patent applications JP97-519671 and JP2002-218983 in Japan).

7.2 No Implied License. Only the bailment granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. (including patent applications JP97-519671 and JP2002-218983 in Japan) shall retain all right, title and interest in and to its Confidential Information and the Materials.

8. Confidentiality.

8.1 Confidential Information. All oral and/or written communications either received by Recipient from Xenogen and relating to the Materials, or received by XENOGEN and relating to the means and results of Recipient’s use of the Materials, are, and shall remain, proprietary and confidential information of either XENOGEN or RECIPIENT, respectively (“Confidential Information”). Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto. Confidential Information, if disclosed in written or graphic form must be marked as “Confidential” at the time of disclosure, and if disclosed orally, must be expressly identified as “Confidential” at the time of oral disclosure, and be confirmed as “Confidential” in a written or tangible form that is delivered to the receiving Party within thirty (30) days of oral disclosure. Each Party acknowledges that the Confidential Information of the other Party constitutes highly valuable, proprietary information that is not publicly available. To the extent that it can be established by the receiving Party by competent written evidence, Confidential Information shall not include information that:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a person other than a Party; or

(e) was independently developed without reference to or the use of information provided by the disclosing Party.

8.2 Permitted Use and Disclosures. Each Party may use or disclose information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable law, legal process or governmental regulations, or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement, give reasonable advance notice to the other Party of such disclosure and, will provide such Party with an opportunity to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise), and thereafter the Party making the disclosure shall disclose only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained.

8.3 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided, disclosures may be made to actual or prospective corporate partners or investors, or to a Party’s accountants, attorneys and other professional advisors under appropriate conditions of confidentiality.

9. Intellectual Property.

9.1 Inventions. If RECIPIENT’s use of the Materials hereunder results in an invention or discovery, including a new use, improvement, or enhancement of the Materials, whether patentable or not, (“Invention”) RECIPIENT shall promptly disclose such Invention to XENOGEN. XENOGEN shall retain (or be assigned by RECIPIENT) all intellectual property rights in, and title to, any Invention, and RECIPIENT shall retain title to any patent or other intellectual property rights in and to any or other invention, discovery, or commercially useful result.

9.2 No Blocking. RECIPIENT agrees not to assert any patent or other proprietary right obtained as a result of any use of the Materials that interferes with any manufacture, offer for sale, sale or use of the Materials (or any product made using the Materials or XENOGEN’s Confidential Information) by XENOGEN or any customer or affiliate of XENOGEN. RECIPIENT

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agrees that such non-assertion of rights shall run with all licenses, sublicenses and assignments of RECIPIENT’s rights in any invention hereunder.

10. No Conflicts. Each of RECIPIENT and XENOGEN represents and warrants that it is authorized to enter into this Agreement and that no other contract or obligation conflicts with the obligations to be assumed by it under this Agreement.

11. Term and Termination.

11.1 This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Article 11, will expire four (4) years after the delivery of the Materials (the ‘Term”). Beginning on the first anniversary of the delivery date of the Materials, each one (1) year period thereafter is referred to as a “Subsequent Year.”

11.2 Termination without Cause. Not later than ten (10) days prior to each anniversary of the delivery date of the Materials, RECIPIENT may terminate this Agreement without cause, effective upon such anniversary by written notice to XENOGEN, and, in such event, no Subsequent Fee shall be due for the remaining Subsequent Years of this Agreement.

11.3 Termination for Cause. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such ten day period.

11.4 Effects of Termination. Termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Upon the expiration or termination of this Agreement for any reason: (a) RECIPIENT shall have no further right to use Materials; and (b) RECIPIENT shall promptly return (to the extent such return is technically feasible) to Xenogen or destroy the Materials, including all Derivatives and Progeny thereof, and all Confidential Information disclosed to RECIPIENT by XENOGEN hereunder. Expiration or termination of this Agreement shall discharge all rights and obligations of the Parties hereunder, except that Sections 3,5.1,6,7.2,8.1-8.3,9.1,9.2,11.4 and 16 shall survive any termination hereof.

12. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a license, partnership, agency, employer-employee, or joint-venture relationship between the Parties. Except as specifically provided herein, neither Party shall make any representations or commitments on behalf of the other.

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13. Amendments; Notice. This Agreement may not be amended or modified except by a written agreement signed by the Parties. Any notice required hereunder shall be in writing and mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed to those addresses indicated at the beginning of this Agreement, or to such other address as may be designated from time to time. Notices shall be deemed given as of the date received at the specified address. In the case of XENOGEN, such notices should be sent to the attention of “Legal Department.”

14. Assignability. The Parties’ rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. The rights and obligations of Recipient under this Agreement shall not be assignable without the prior written consent of XENOGEN. Any attempted transfer or assignment in violation of this Section 14 shall be void.

15. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.

16. Governing Law. This Agreement and any dispute, including without limitation arbitration, arising from the performance or breach hereof, shall be governed by and construed in accordance with the laws of the State of California without regard for conflict of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the U.S. district court for the Northern District of California. Each of the Parties expressly consents to personal jurisdiction in the State of California with respect to such action, cause of action, or dispute. Each Party irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 16, and agrees not to plead or claim in any such court that any such suit, action, or proceeding has been brought in an inconvenient forum. The Parties further agree that service of process accomplished by the methods specified for notices in Section 13 shall be deemed good and sufficient service of process in the State of California. In the event that such jurisdiction is rejected by such district court, the Parties agree to binding arbitration held under the rules of the American Arbitration Association then in effect, in the English language and occurring in San Francisco, California by a mutually agreeable arbitrator with experience in the field of the dispute. The Parties shall share equally the fees of the arbitrator, but each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the arbitrator may, in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

17. Integration. This Agreement, including the Exhibits hereto, shall constitute the entire agreement between the Parties and shall supersede all other agreements, whether written or oral, relating to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have, by duly authorized persons, executed this Agreement, as of the date first above written.

XENOGEN CORPORATION	RECIPIENT

Signed:.	Signed:

Name:	Name:

Title:	Title:

Date:	Date:

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APPENDIX A

Description of Materials

Xenogen Bioware™	Access Fee	Subsequent Fee
[_____] [2 vials or Petri plates for strains]
[_____] [1 vial for cell lines]

APPENDIX B

Authorized Site

EXHIBIT C-4
LPTA™ ANIMAL MODEL MTA (END USER AGREEMENT)

This Agreement is made as of [            ], 2003 (the “Effective Date”) by and between Xenogen Corporation, having a principal place of business at 860 Atlantic Avenue, Alameda, California 94501 (“XENOGEN”) and [            ], having a principal place of business at [            ] (“RECIPIENT”) (each a “Party” and collectively, the “Parties”).

BACKGROUND

A. XENOGEN has expertise in the development and detection of living cells or organisms that have the property of bioluminescence, and owns or has proprietary rights relating thereto.

B. RECIPIENT wishes to obtain certain bioluminescent transgenic animals, owned or controlled by XENOGEN (and marketed under the trademark LPTA™), for use in the discovery and/or preclinical development of therapeutic products.

NOW, therefore, the Parties agree as follows:

1. Materials.

1.1 Transfer and Use. XENOGEN shall transfer to RECIPIENT a quantity of the specific LPTA™ transgenic animals model listed on Exhibit A attached hereto (the “Materials”) for use by RECIPIENT solely in internal drug discovery and/or preclinical drug development research. XENOGEN will transfer the Materials to RECIPIENT as soon as practicable following the Effective Date. As used herein, the term “Materials” includes the original materials transferred to RECIPIENT, as well as any Derivatives or improvements thereof. As used herein, the term “Derivative” shall mean a substance that is directly or indirectly derived from the Materials, including, without limitation, a product expressed by or generated from the Materials. For the avoidance of doubt, a “Derivative” shall not include any pharmaceutical products (or any predecessor substances of such products) of RECIPIENT even if Materials are utilized in studies by RECIPIENT to evaluate such pharmaceutical product; provided that such pharmaceutical product does not contain any substance or material obtained from the Materials.

1.2 Care in Use of Materials. RECIPIENT acknowledges that the Materials are experimental in nature and may have unknown characteristics. RECIPIENT therefore agrees to use prudence and all reasonable care in the use, handling, storage, transportation and disposition and containment of the Materials, and to maintain the Materials under suitable containment conditions in compliance with all applicable national, state and local laws, regulations, rules and ordinances.

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2. Consideration and Tax Responsibility.

2.1 Consideration. In consideration for delivery of the Materials and the bailment(s) provided to RECIPIENT herein for the Materials, RECIPIENT shall pay to XENOGEN a non-refundable access fee (“Fee”) of [            ] U.S. dollars (US$            ), according to the itemized schedule in Exhibit A. This Fee is due within ten (10) days after delivery of the Materials. RECIPIENT understands and acknowledges that the Fee applies only to RECIPIENT’s use of the Materials at the Authorized Site described in Section 4.3, and that any transfer of the Materials requires XENOGEN’s express written consent and a separate, fee-bearing agreement.

2.2 Tax Responsibility. RECIPIENT shall pay or reimburse XENOGEN as appropriate for any sales tax, use tax, excise tax, withholding tax, customs duty (including any applicable V.A.T. tax) or other tax imposed or levied with respect to the payment of the Fee by RECIPIENT. In no event shall RECIPIENT be responsible for any tax imposed upon XENOGEN based upon XENOGEN’s income or for the privilege of doing business.

3. Ownership; Bailment. RECIPIENT agrees that, as between the Parties, the Materials and all Derivatives and/or variants thereof are and shall be owned and/or controlled exclusively by XENOGEN, and that this Agreement creates a bailment by RECIPIENT with respect to any and all such Materials, Derivatives and/or variants thereof. RECIPIENT agrees that all intellectual property rights relating to the Materials (including, but not limited to, those rights concerning the composition, methods of production, or uses, of the Materials) are and shall continue to be owned and/or controlled exclusively by XENOGEN. However and as further provided In Section 9.1, RECIPIENT shall exclusively own any invention made by RECIPIENT using the Materials but which relates to subject matter other than the Materials (which includes, but is not limited to, the composition, methods of production, or uses, of the Materials).

4. Limitations on Use.

4.1 No Human Use. RECIPIENT shall not use the Materials for any human in vivo use whatsoever or for any human in vitro diagnostic or therapeutic applications.

4.2 No Transfer to Third Parties. RECIPIENT shall not transfer the Materials to any person who is not under the immediate and direct employment of RECIPIENT.

4.3 Authorized Site. The Materials are provided to RECIPIENT for use solely at the Authorized Site listed in Exhibit B hereto. RECIPIENT shall not transfer the Materials to any place other than RECIPIENT’s facilities at the Authorized Site.

4.4 No Contract Research. RECIPIENT shall not use the Materials in the performance of or in conjunction with, any contract research service for a third party.

4.5 No Modification or Breeding. RECIPIENT shall not attempt to breed, create any progeny of, alter or modify the Materials in any way without the further prior written consent of XENOGEN, or attempt, directly or indirectly, to re-engineer the Materials, or extract or transfer any genetic material from the Materials to another organism.

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5. Warranty.

5.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 5.2 BELOW, THE MATERIALS ARE PROVIDED “AS-IS” AND XENOGEN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE MATERIALS, AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. XENOGEN DISCLAIMS ANY WARRANTY THAT THE MATERIALS OR THE USE THEREOF Will NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

5.2 Limited Replacement. To the extent the Materials are not living or fail to exhibit any luminescent properties upon delivery to RECIPIENT, and RECIPIENT notifies XENOGEN thereof within seven (7) days after receipt of the Materials, XENOGEN shall provide replacement Materials to RECIPIENT. The foregoing constitutes RECIPIENT’s sole remedy for dissatisfaction with the Materials or failure of the Materials to perform in accordance with XENOGEN’s specifications of the Materials existing at the time of delivery.

6. Indemnification

6.1 Indemnification of XENOGEN. RECIPIENT agrees to indemnify, defend and hold XENOGEN and its directors, officers, employees and agents (the “Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to RECIPIENT’s possession, propagation or use of the Materials, whether based on negligence, product liability or otherwise, or any breach of this Agreement by RECIPIENT, except to the extent, in each case, that such Liability is caused by infringement of a third party intellectual property right by the Materials or by the gross negligence or willful misconduct by XENOGEN as determined by a court of competent jurisdiction. Notwithstanding the above, RECIPIENT shall not enter into any settlement or other agreement which makes any admission of negligence or wrongdoing on the part of any Indemnitee without the prior written consent of XENOGEN.

6.2 Indemnification of RECIPIENT. XENOGEN, at its expense, shall indemnify, defend and hold RECIPIENT and its directors, officers, employees and agents (the “RECIPIENT Indemnitee(s)”) harmless from and against all liabilities, claims, demands and expenses (including without limitation reasonable attorneys’ fees and other costs of litigation) of any action, suit or proceeding brought against RECIPIENT which alleges that any Material infringes any copyright, patent or any intellectual property right or other proprietary right of any third party. Notwithstanding the foregoing, XENOGEN shall have no liability for any infringement or claim thereof based upon: (a) the combination of the Materials with products not provided by XENOGEN; (b) modification or alteration of the Materials by any person or entity other than XENOGEN; or (c) uses of the Materials with products or processes not provided by Xenogen. XENOGEN may, at its sole option and at its expense, either: (i) replace or modify the Materials to make it non-infringing without material impairment of its functionality; (ii) require RECIPIENT to remove and return to XENOGEN the Materials involved and refund RECIPIENT a portion of the fee thereof; or (iii) obtain for RECIPIENT the right to continue using the Materials. THIS SECTION STATES

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XENOGEN’S SOLE LIABILITY, AND RECIPIENT’S SOLE REMEDY, HEREUNDER WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AS DESCRIBED HEREIN.

7. Licenses.

7.1 Imaging License. RECIPIENT agrees to secure and maintain (via a separate agreement with XENOGEN) an Imaging License in force so long as the Materials are being used for applications covered by one or more claims in U.S. Patent Nos. 5,650,135, 6,217,847 and continuations, continuations-in-part, divisionals, and foreign counterparts thereof (including patent applications JP97-519671 and JP2002-218983 in Japan). An “Imaging License” is a license from XENOGEN under U.S. Patent No. 5,650,135 and 6,217,847 and any continuations, continuations-in-part, divisionals, and foreign counterparts thereof (including patent applications JP97-519671 and JP2002-218983 in Japan).

7.2 No Implied License. Only the bailment granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. XENOGEN shall retain all right, title and interest in and to its Confidential Information and the Materials.

8. Confidentiality.

8.1 Confidential Information. All oral and/or written communications either received by RECIPIENT from XENOGEN and relating to the Materials, or received by XENOGEN and relating to the means and results of RECIPIENT’s use of the Materials, are, and shall remain, proprietary and confidential information of either XENOGEN or RECIPIENT, respectively (“Confidential Information”). Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto. Confidential Information, if disclosed in written or graphic form must be marked as “Confidential” at the time of disclosure, and if disclosed orally, must be expressly identified as “Confidential” at the time of oral disclosure, and be confirmed as “Confidential” in a written or tangible form that is delivered to the receiving Party within thirty (30) days of oral disclosure. Each Party acknowledges that the Confidential Information of the other Party constitutes highly valuable, proprietary information that is not publicly available. To the extent that it can be established by the receiving Party by competent written evidence, Confidential Information shall not include information that:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a person other than a Party; or

(e) was independently developed without reference to or the use of information provided by the disclosing Party.

8.2 Permitted Use and Disclosures. Each Party may use or disclose information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable law, legal process or governmental regulations, or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement, give reasonable advance notice to the other Party of such disclosure and, will provide such Party with an opportunity to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise), and thereafter the Party making the disclosure shall disclose only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained.

8.3 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided, disclosures may be made to actual or prospective corporate partners or investors, or to a Party’s accountants, attorneys and other professional advisors under appropriate conditions of confidentiality.

9. Intellectual Property.

9.1 Inventions. If RECIPIENT’s use of the Materials hereunder results in an invention or discovery, including a new use, improvement, or enhancement of the Materials, whether patentable or not, (“Invention”) RECIPIENT shall promptly disclose such Invention to XENOGEN. XENOGEN shall retain (or be assigned by RECIPIENT) all intellectual property rights in, and title to, any Invention, and RECIPIENT shall retain title to any patent or other intellectual property rights in and to any or other invention, discovery, or commercially useful result.

9.2 No Blocking. RECIPIENT agrees not to assert any patent or other proprietary right obtained as a result of any use of the Materials that interferes with any manufacture, offer for sale, sale or use of the Materials (or any product made using the Materials or XENOGEN’s Confidential Information) by XENOGEN or any customer or affiliate of XENOGEN. RECIPIENT agrees that such non-assertion of rights shall run with all licenses, sublicenses and assignments of RECIPIENT’s rights in any invention hereunder.

10. No Conflicts. Each of RECIPIENT and XENOGEN represents and warrants that it is authorized to enter into this Agreement and that no other contract or obligation conflicts with the obligations to be assumed by it under this Agreement.

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11. Term and Termination.

11.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Article 11, will expire upon the death of the Materials (the “Term”).

11.2 Termination without Cause. RECIPIENT may terminate this Agreement, without cause, upon written notice to XENOGEN.

11.3 Termination for Cause. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such ten day period.

11.4 Effects of Termination. Termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Upon expiration or termination of this Agreement for any reason: (a) RECIPIENT shall have no further right to use Materials; and (b) RECIPIENT shall promptly destroy all Materials, including all Derivatives thereof, and all Confidential Information disclosed to RECIPIENT by XENOGEN hereunder. Expiration or termination of this Agreement shall discharge all rights and obligations of the Parties hereunder, except that Sections 3, 5.1, 6, 7.2, 8.1-8.3, 9.1, 9.2, 11.4 and 16 shall survive any termination hereof.

12. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a license, partnership, agency, employer-employee, or joint-venture relationship between the Parties. Except as specifically provided herein, neither Party shall make any representations or commitments on behalf of the other.

13. Amendments; Notice. This Agreement may not be amended or modified except by a written agreement signed by the Parties. Any notice required hereunder shall be in writing and mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed to those addresses indicated at the beginning of this Agreement, or to such other address as may be designated from time to time. Notices shall be deemed given as of the date received at the specified address. In the case of XENOGEN, such notices should be sent to the attention of “Legal Department.”

14. Assignability. The Parties’ rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. The rights and obligations of RECIPIENT under this Agreement shall not be assignable without the prior written

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consent of XENOGEN. Any attempted transfer or assignment in violation of this Section 14 shall be void.

15. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.

16. Governing Law. This Agreement and any dispute, including without limitation arbitration, arising from the performance or breach hereof, shall be governed by and construed in accordance with the laws of the State of California without regard for conflict of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the U.S. district court for the Northern District of California. Each of the Parties expressly consents to personal jurisdiction in the State of California with respect to such action, cause of action, or dispute. Each Party irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 16, and agrees not to plead or claim in any such court that any such suit, action, or proceeding has been brought in an inconvenient forum. The Parties further agree that service of process accomplished by the methods specified for notices in Section 13 shall be deemed good and sufficient service of process in the State of California. In the event that such jurisdiction is rejected by such district court, the Parties agree to binding arbitration held under the rules of the American Arbitration Association then in effect, in the English language and occurring in San Francisco, California by a mutually agreeable arbitrator with experience in the field of the dispute. The Parties shall share equally the fees of the arbitrator, but each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the arbitrator may, in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

17. Integration. This Agreement, including the Exhibits hereto, shall constitute the entire agreement between the Parties and shall supersede all other agreements, whether written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have, by duly authorized persons, executed this Agreement, as of the date first above written.

XENOGEN CORPORATION	RECIPIENT

Signed:	Signed:

Name:	Name:

Title:	Title:

Date:	Date:

C4-7

APPENDIX A

Description of Materials

Xenogen LPTA™	Fees
XXXX-luc transgenic mice

APPENDIX B

Authorized Site

EXHIBIT D

FORM OF PURCHASE ORDER

Xenogen Corporation Purchase Order

Date: [                                    ]

Purchase Order # [                                             ]

This offer is made according to the terms and conditions below.

By submitting this Purchase Order, the undersigned hereby offers to purchase the products listed below.

Licensed Product: [____________]	Part Number/ Bioware™ Strain/ LPTA™ animal model: [_________]	Quantity: [___________]

End User: [ ]

Desired Delivery Date: [ ]

Additional Comments: [ ]

[ ]

[ ]

[ ]

[ ]

[ ]

BY SUBMITTING THIS PURCHASE ORDER, THE UNDERSIGNED HEREBY AGREES TO THE FOLLOWING TERMS AND CONDITIONS:

Terms of Sale: This Purchase Order is subject to all terms and conditions of the Distributor Agreement previously executed by the Parties. Terms and conditions included with this Purchase Order or in any correspondence from Distributor that deviate from the aforementioned Agreement are null and void unless separately agreed upon by the parties in writing. No purchase orders are effective and no acceptance is formed until Xenogen’s written or electronic acceptance of this Purchase Order. Xenogen has the right to accept or reject any purchase order in full or in part.

By submitting this Purchase Order, the undersigned has read and agree to all terms above and all documents incorporated by reference. The undersigned represents that he or she has been properly authorized to act on behalf of the business entity listed below and to bind that entity to the terms of this Purchase Order.

Name

Position

D-1

EXHIBIT E

RMA PROCEDURE

Distributor must obtain a Return Merchandise Authorization (“RMA”) number from Xenogen prior to returning a Licensed Product to Xenogen for repair, replacement or any other reason. Failure to obtain an RMA number by the Distributor before returning a Licensed Product to Xenogen will result in Xenogen’s refusal to accept delivery of said Licensed Product.

1.	Distributor has five (5) business days after receipt of any delivered Licensed Products to perform any inspection and to notify Xenogen of Distributor’s rejection of any alleged defective Licensed Product and to request an RMA number from Xenogen. Licensed Products not rejected within the foregoing time period shall be deemed accepted by Distributor.

2.	A request for an RMA number must be submitted to Xenogen in writing and should include the following information:

a.	Distributor’s Name and Address a

b.	Requester’s Name, Phone Number and Fax Number

c.	Licensed Product Name and Description, Xenogen Part Number, Quantity

d.	Licensed Product Unit Price, Date of Purchase and Date of Delivery (if possible)

e.	Reason for Licensed Product Return

f.	Purchase Order Number if Repair or Replacement Licensed Product is required.

3.	Upon Distributor’s compliance with all of the foregoing, Xenogen will issue an RMA number to Distributor for such rejected Licensed Product.

4.	Distributor must return such rejected Licensed Product to Xenogen within ten (10) days of receipt of the RMA number, freight prepaid and properly insured.

5.	The returning Licensed Product should be properly packaged for shipment of electronic parts (if applicable), including anti-static packing for circuit boards. Failure to properly package rejected Licensed Product for return is grounds for Xenogen’s refusal of said Licensed Product.

6.	The RMA number issued by Xenogen must be clearly referenced on the outside of all shipping containers and packing lists packed and prepared by Distributor so that identification is possible when returning Licensed Product is received by Xenogen. Failure to identify the rejected Licensed Product with an RMA number is grounds for Xenogen’s refusal of such Licensed Product.

E-1

7.	Distributors who are located outside the U.S. must fax Xenogen a copy of the packing list when the rejected Licensed Product is packed and ready to return to Xenogen so that Xenogen can arrange the freight and brokerage. Distributor cooperation in this matter would be appreciated to avoid Licensed Products being held, unclaimed, in customs.

8.	In the event that Xenogen determines that the returned Licensed Product was defective at the time of its delivery to Distributor and properly rejected by Distributor, Xenogen shall, at its option, repair or replace such defective Licensed Product, or accept return of such defective Licensed Product for credit, and Xenogen shall reimburse Distributor for the shipping costs paid therefor by Distributor. Xenogen shall return to Distributor, freight prepaid, all repaired or replaced Licensed Products properly rejected by Distributor. In the event that any rejected Licensed Product is reasonably determined by Xenogen to not have been defective at the time of delivery to Distributor or to have been modified or subjected to unusual electrical or physical stress, Misuse, abuse or unauthorized repair, Distributor shall reimburse Xenogen for all costs and expenses related to the inspection, repair, if any, and return of such Licensed Product to Distributor.

E-2

EXHIBIT F

IVIS™ IMAGING SYSTEM SERVICE AND SUPPORT AGREEMENT

The following Service and Support Agreement (the “Service Agreement”) between Xenogen Corporation (“Xenogen”), and (“Customer”) is subject to the terms and conditions herein as well as those in the relevant agreement between the parties providing for purchase of the applicable Imaging System.

1. Service Programs

Asia Programs

	Premium	Standard	Basic	No Subscription
Routine Maintenance		YES	YES	N/A
24 x 7 Emergency Support	YES		NO	N/A
9 x 5 Technical Support	YES		YES	N/A
Technical Support Response Time
On-Site Support	YES
On-Site Response Time	≤ 4 business days	≤ 12 business days	≤ 4 weeks
Annual Fee (U.S. $)	$49,500	$23,650	$6,000
Flat Rate Repair Cost	N/A	N/A*	$13,100

*	Annual Fees for the Premium and Standard Programs include the Flat Rate Repair Cost.

2. Definitions

2.1 “9 x 5 Technical Support” means Xenogen email, telephone, web and fax support from 8:00 AM- 5:00 PM PST /PDT and EST/EDT Monday through Friday, excluding weekends and holidays.

2.2 “24 x 7 Emergency Support” means Xenogen email, telephone, web and fax support available around the clock via cellular phone access for mission critical problems, such as when the Covered System is non-functional, partially functional, or only intermittently functional, and, in all cases, causing critical impact to time-sensitive research/development operations.

2.3 “Annual Fee” means the annual, renewable subscription fee for subscribing a Covered System to a specified level of Service Program. The Annual Fee is non-refundable and creditable only to a Service Program upgrade made pursuant to Section 3.3.

2.4 “Contact(s)” means Customer’s employee(s) having authority to initiate Service Requests.

2.5 “Covered System(s)” means a specific Imaging System covered by a Service Program.

2.6 “Evaluation Visit” or “EV” means the evaluation of the operation and overall condition of a Customer’s Imaging System by an authorized Xenogen service technician to determine such Imaging System’s suitability for a new or upgraded Service Program.

2.7 “Evaluation Visit Fee” means the total amount charged by Xenogen to conduct an Evaluation Visit for a single Imaging System as follows: nine hundred twenty-five dollars (US$925) for System Sites located within fifty (50) miles of Alameda, CA or Cranbury, NJ; two thousand, six hundred fifty dollars (US$2,650) for other System Sites located within the United States; and five thousand dollars (US$5,000) for System Sites located outside the United States.

2.8 “Flat Rate Repair Cost” means the flat rate for any and all parts, labor, shipping, decontamination and travel costs per each repair by Xenogen of an Imaging System that is not a Covered System.

2.9 “Imaging System” means a specific Xenogen IVIS™ Imaging System purchased by Customer.

2.10 “On-Site Response Time” means the time as measured from SR submission until the arrival of Xenogen’s authorized service technician at the System Site.

2.11 “On-Site Support” means the service provided by a Xenogen service technician at the System Site to replace Field Replacement Units (FRUs), the entire Covered System and/or to assist Customer in troubleshooting problems with the Covered System. Xenogen will provide On-Site Support as needed and based upon its discretion and the severity of the problem.

2.12 “Order” means and refers to the purchase order or other agreement between Customer and Xenogen providing for purchase of the Covered System or Imaging System, as applicable.

2.13 “Routine Maintenance” means hardware and software maintenance service conducted once per year by Xenogen, at a date to be mutually determined by Xenogen and Customer, to maintain the operational condition of a Covered System. Routine maintenance may include these and other similar services: conducting a visual inspection of the Covered System, verifying proper function of the Covered System, refreshing the CCD camera vacuum, checking the focus, the field of view, sample stage temperature, and calibration, cleaning the heat exchanger, updating the Software and running hard drive diagnostics.

2.14 “Service Request” or “SR” means a record created when a Contact submits a service request regarding a problem with a Covered System to Xenogen via email, telephone, Internet or fax.

2.15 “System Site” means the designated laboratory or facility within the Authorized Site where Xenogen has installed the specific Imaging System owned by Customer.

2.16 ‘Technical Assistance Center” or “TAC” means email, telephone, Internet and/or fax based technical support by Xenogen.

2.17 “Technical Support Response Time” means the time between SR submission for technical support and the first response to Customer from the TAC.

3. Service Program Subscription

3.1 Enrollment:

3.1.1 A Customer may first enroll an Imaging System in a Service Program by including a subscription to a selected Service Program, and the applicable Annual Fee, into the terms of the applicable Order. Alternatively, a Customer may request enrollment of an Imaging System into a Service Program at a later time in accordance with the provisions of Section 3.1.2 or 5.2, as applicable. Once enrolled in a Service Program, a Covered System continues as such and is automatically renewed for the selected Service Program unless Customer notifies Xenogen to the contrary as specified in Section 8.1 or unless Customer requests an upgrade to the Service Program pursuant to Section 3.4.

3.1.2 Regardless of enrollment hereunder, and unless the Order expressly provides to the contrary, Xenogen’s limited warranty accompanying each new Imaging System sold by Xenogen includes a non-renewable subscription of that Covered System to the Basic Service Program for the first year after its Installation Date (as that term is defined in the Order); except that such subscription expressly excludes Routine Maintenance, and Customer will not be charged for any Covered System repairs made within the scope of Xenogen’s limited warranty for such Covered System. Customer may elect to continue with the Basic Service Program by providing Xenogen with written notice of such election, accompanied by payment of the appropriate amount due, prior to the first anniversary of the Installation Date, or may elect to upgrade its level of Service Program by following the procedures in Section 3.4 below.

3.2 Payments: Any payments due hereunder should be mailed to Xenogen at the following address Attn: Finance Department, Xenogen Corporation, 860 Atlantic Avenue, Alameda, CA 94501, U.S.A.

3.3 Xenogen’s Obligations: In consideration for the Annual Fee received hereunder and during the term of this Service Agreement, Xenogen will provide Customer with the services described in the Service Program selected by Customer and described in Section 1, in accordance with the terms and conditions of this Service Agreement, for the Covered System identified by Customer pursuant to Section 3.1 and located at the System Site. Xenogen also will provide Customer with the name and contact numbers of Xenogen personnel when severe problems are encountered that may require Emergency Support.

3.4 Upgrading Service Programs:

3.4.1 A Customer may upgrade its current level of Service Program for a Covered System by providing Xenogen with a written request for the desired level of Service Program upgrade accompanied by payment of the applicable Evaluation Visit Fee. Unless the service history of the Covered System indicates otherwise, Xenogen will send Customer notice of upgrade approval within thirty (30) days of receiving such request, accompanied by an invoice for the applicable

Annual Fee, pro-rated for the remaining period in the then-current Term and less a credit for the Evaluation Visit Fee and Annual Fee already paid. The upgraded Service Program will be deemed effective upon receipt of the foregoing amount.

3.4.2 Alternatively, if indicated by the service history of the Covered System, or otherwise in Xenogen’s discretion, Xenogen will schedule and conduct an Evaluation Visit within sixty (60) days of receipt of Customer’s upgrade request. Upon successful completion of the Evaluation Visit, Xenogen will send Customer notice of upgrade approval, accompanied by an invoice for the applicable Annual Fee, prorated for the remaining period in the then-current Term and less a credit for the Annual Fee already paid. The upgraded Service Program will be deemed effective upon receipt of the foregoing amount. If the Covered System does not pass the Evaluation Visit, Xenogen will so notify Customer and provide an estimate of the repairs needed for approval of the Service Program upgrade. Upon completion and payment of such repairs, Customer may then upgrade the applicable Service Program.

3.5 Fee Changes: Xenogen reserves the right to vary the fees associated with the Service Programs and/or Flat Rate Repair Cost by providing Customer with thirty (30) days written notice of such change. Notwithstanding the foregoing, increases to the Annual Fee will not exceed fifteen percent (15%) of the Annual Fee paid for the prior term. Additionally, Annual Fee increases for a specific Customer may automatically result (and are exempt from the foregoing cap) if there has been Misuse, abnormal conditions, unauthorized modification (e.g. unauthorized installation of hardware or software), unauthorized repair or servicing, neglect, abuse, accident or alteration of a Covered System or any use inconsistent with Covered System instruction manual.

3.6 SRs not covered under the Annual Fee or Flat Fee Repair Cost per Repair: In the event that Customer requests a SR that Xenogen determines resulted from any Misuse, abnormal conditions, unauthorized modification (e.g. unauthorized installation of hardware or software), unauthorized repair or servicing, neglect, abuse, accident or alteration of a Covered System or any use inconsistent with Covered System instruction manual, Customer shall pay for any travel, labor, shipping, decontamination, on-site service, materials and actual repair costs in providing such Service. Xenogen may interrupt the operation of the Covered System to ensure such receipt of payment from the Customer.

3.7 No Hardware Upgrade: No Service Program includes upgrade to a different model of the Imaging System hardware.

3.8 Software Releases: New Imaging Systems will be delivered with a CD containing then-current Software and Documentation. Customers will receive Patches and Minor version Software releases providing bug fixes and enhancements to the existing functionality licensed by the Customer in conjunction with Routine Maintenance and/or On-Site Support of a Covered System. No Service Program includes upgrades to a new Major-version of the Software. Xenogen distributes Software with a Major-version (M), Minor-version(m), Patch-version(P) nomenclature as follows:

Major-version (number):	Major versions reflect significant new functionality that is added to the Software.

Minor-version (number):	Minor versions reflect minor enhancements and/or feature upgrades for the existing content services or functionality.

Patch-version (number):	Patches reflect error corrections or bug fixes based on the latest/current code base.

3.9 End-of-Support (EOS) Policy: The goal of Xenogen’s End-of-Support (EOS) policy is to offer superior support and service levels to Customers through regular and orderly transition from previous Software Major versions to current Software Major versions. EOS of a Xenogen Software Major version means that the particular version is no longer supported, updated, patched or maintained. Xenogen’s policy is to provide support for the two most recent Major-versions of the Software, including a twenty-four (24) month period after the second most recent Major-version has been first superceded (such support excludes further modifications or changes to the second most recent Major-version). Advance notification will be made to all Service Program Customers of record, advising them of the EOS dates and phase out period for EOS revisions, and notifications may also be published on Xenogen’s Internet site.

4. Customer Responsibilities

4.1 Providing Information: To enable Xenogen to meet its support goals and to best assist Customer, it is Customer’s responsibility to provide complete documentation for the submitted SR, provide a Contact as an interface to Xenogen support personnel, Xenogen’s access to the System Site if needed, and other information and resources reasonably required by Xenogen for its performance hereunder. Customer will be responsible for, and assumes the risk of any problems resulting from, the content, accuracy, completeness and consistency of all such data, materials and information supplied by Customer.

4.2 Initiating an SR: Customer will initiate an SR for a Covered System by contacting the Xenogen TAC during the support times identified for Customer’s selected Support Program using either of the email, fax, or phone numbers provided by Xenogen upon initiation of the Service Program hereunder. Customer is required to collect the following information prior to contacting Xenogen Technical Support to report an SR:

Define the problem

•	Articulate the symptom(s) of the problem

•	Provide any error messages or error output associated with the issue

•	Provide as many details related to the issue as possible

Gather relevant information

•	Determine associated system software versions

•	Determine the Covered System type and serial number

•	Determine if this problem has occurred before, or if this is an isolated incident

•	Determine what occurred before the problem was detected

•	Determine if any recent changes have occurred in the Covered System’s use or its environment

•	Collect proper/updated Contact Information, as well as alternate contact information and phone numbers, if possible

Define the research/development impact

•	Determine the severity level -how this affects the Covered System and Customer’s ability to meet research/development schedules and tasks

5. Support for Non-Subscribers

5.1 Non-Subscription Support: Even if Customer chooses not to subscribe to, or renew, a Service Program, Customer may still receive access to the TAC at the No Subscription, Flat Rate Repair Cost as published in Section 1 (and as may be changed pursuant to Section 3.5) and subject to scheduling/availability of Xenogen’s technical support personnel. Xenogen must receive full payment before any such service or repair by Xenogen authorized personnel is initiated. In the event Xenogen determines that there has been Misuse, abnormal conditions, unauthorized modification (e.g. unauthorized installation of hardware or software), unauthorized repair or servicing, neglect, abuse, accident or alteration of a Covered System or any use inconsistent with Covered System instruction manual, Customer shall pay for any travel, labor, shipping, decontamination, on-site service, material and actual repair costs in excess of the then-current No Subscription, Flat Rate Repair Cost, Xenogen may interrupt the operation of the Covered System to ensure such receipt of payment from the Customer.

5.2 Warranty/Service Program Lapse: In the event that Customer chooses not to subscribe to, or renew, a Service Program for an Imaging System such that the System is no longer a Covered System, then Xenogen will not be obligated to enter into a Service Agreement for such Imaging System if Customer so requests at a later time. However, subject to Xenogen’s sole discretion and based on the results of an evaluation Visit for such Imaging System, Customer may later reinstate or subscribe to a desired Service Program for such Imaging System after its warranty or former Service Program has expired in accordance with the following procedures of this Section 5.2.

5.2.1 To reinstate or subscribe to a Service Program for a specific Imaging System, Customer may provide Xenogen with a written request to such effect, accompanied by the applicable Evaluation Visit Fee. Within sixty (60) days of receipt of such request and payment, Xenogen will schedule and conduct an Evaluation Visit for such Imaging System. Upon successful completion of the Evaluation Visit, Xenogen will send Customer notice of upgrade approval, accompanied by an invoice for the applicable Annual Fee. The Service Program will be deemed effective upon receipt of the foregoing amount, with the term of such Service Program beginning on such date.

5.2.2 If the Imaging System does not pass the Evaluation Visit, Xenogen will so notify Customer and provide an estimate of the repairs needed for approval of Service Program coverage. Upon completion and payment of such repairs, Customer may then initiate Service Program coverage upon payment of the applicable Annual Fee.

6. Request for Re-installation of Imaging System. Customer can access the TAC for On-Site Support to re-install or move an Imaging System within the System Site upon request and payment of the applicable fee as published below (or as may be updated) and invoiced by Xenogen. Payment must be received before the reinstallation or relocation occurs. Other move options not listed below may be available and priced on a case-by-case basis. Xenogen shall devote such time and effort it deems commercially reasonable under the circumstances to Customer’s request under this Section. Xenogen cannot guarantee that it can provide such Services by Customer’s request date, but agrees to try to do so. For purposes of this Section 6, “notice” means and refers to the period measured from the date of Xenogen’s receipt of the SR to the requested move or re-installation date.

Reinstallation/Relocation of the Imaging System

	System Site is within U.S. and less than 50 miles from Cranbury, NJ or Alameda, CA	System Site is within U.S.	System Site is outside of U.S.
At least 14 days notice	U.S.$925
Less than 14 days notice			U.S.$6,300

7. Limited Warranty of Service. Xenogen represents and warrants that it will perform its obligations hereunder in a professional and workmanlike manner, and for a period of ninety (90) says after any service performed hereunder by an authorized Xenogen personnel that the Imaging System shall be in operational condition and in material conformance with its specification. If a problem relating to a repair develops during this limited warranty of service period, Customer’s remedy shall be to contact TAC, and Xenogen will use commercially reasonable efforts to correct such problem at the same level of effort as specified in the applicable Service Program. Except as set forth in the preceding sentence, All SERVICES PROVIDED PURSUANT TO THIS SERVICE AGREEMENT ARE PROVIDED “AS IS”, AND XENOGEN DISCLAIMS All WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING OR RELATING TO ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CUSTOMER UNDER THIS SERVICE AGREEMENT. XENOGEN SPECIFICALLY DISCLAIMS All IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SAID MATERIALS AND SERVICES, AND WITH RESPECT TO THE USE OF ANY OF THE FOREGOING. The foregoing Limited Warranty and remedy is the Customer’s sole and exclusive warranty and remedy and in lieu of all other warranties, expressed or implied, and remedies.

8. Term and Termination

8.1 Term: Unless otherwise terminated pursuant to Section 8.2, this Service Agreement will have a one (1) year term from date of expiration of Xenogen’s limited warranty for the Covered System that is the subject hereof. Thereafter, this Service Agreement will automatically renew for subsequent one (1) year periods unless Customer provides Xenogen with written notice of Customer’s intent not to renew the Service Program for the Covered System at least thirty (30) days prior to the expiration of the then-current term of this Service Agreement.

8.2 Termination: Xenogen may terminate Customer’s Service Program immediately and without prior notice if: (i) Customer is in material breach of its agreement with Xenogen providing for the purchase of the Covered System; or (ii) Customer has not paid its Annual Fee when due. Notwithstanding the above, in the case of a failure to pay any amount due hereunder, the period for cure of any such default following notice, if any, thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such ten (10) day period.

8.3 Effect of Termination: Customer agrees to pay any fees accrued hereunder prior to termination. At Xenogen’s discretion, a Customer that terminates this Agreement may reinitiate its former Service Program or subscribe to a different Service Program pursuant to Section 5.2.

9. Online Support: At a future time, Xenogen may provide online support such as authenticated access to the Xenogen support website (located at http:/ /www.Xenogen.com/) that provides software downloads, technical documentation, field bulletins, FAQs, knowledge base, and Customer’s ability to submit and track SRs, etc. Xenogen will notify Customer of its availability. Xenogen may use email alerts and field bulletins, as two forms of proactive communication tools, to notify Customer of useful and possibly critical information about Xenogen products.